EXHIBIT 10.54

EXECUTION VERSION

$150,000,000

CREDIT AGREEMENT

dated as of July 19, 2005,

among

BEARINGPOINT, INC. and BEARINGPOINT, LLC,

as Borrowers,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent and Collateral Agent,

WELLS FARGO FOOTHILL, LLC

as Documentation Agent,

UBS SECURITIES, LLC,

as Lead Arranger,

UBS AG, STAMFORD BRANCH,

as Issuing Bank and Administrative Agent,

UBS LOAN FINANCE LLC,

as Swingline Lender

i

SECTION 3.13	No Material Misstatements	63
SECTION 3.14	Labor Matters	64
SECTION 3.15	Solvency	64
SECTION 3.16	Employee Benefit Plans	64
SECTION 3.17	Environmental Matters	65
SECTION 3.18	Insurance	66
SECTION 3.19	Security Documents	67
SECTION 3.20	Subordination of Convertible Debentures	67

ARTICLE IV. CONDITIONS TO CREDIT EXTENSIONS		67

SECTION 4.01	Conditions to Initial Credit Extension	67
SECTION 4.02	Conditions to All Credit Extensions	72

ARTICLE V. AFFIRMATIVE COVENANTS		73

SECTION 5.01	Financial Statements, Reports, etc	73
SECTION 5.02	Litigation and Other Notices	76
SECTION 5.03	Existence; Businesses and Properties	77
SECTION 5.04	Insurance	77
SECTION 5.05	Obligations and Taxes	78
SECTION 5.06	Employee Benefits	78
SECTION 5.07	Maintaining Records; Access to Properties and Inspections	79
SECTION 5.08	Use of Proceeds	79
SECTION 5.09	Compliance with Environmental Laws; Environmental Reports	79
SECTION 5.10	Additional Collateral; Additional Guarantors	80
SECTION 5.11	Security Interests; Further Assurances	81
SECTION 5.12	Information Regarding Collateral	81
SECTION 5.13	Borrowing Base-Related Reports	82
SECTION 5.14	Borrowing Base Verification	83
SECTION 5.15	Foreign Cash Repatriation	84

ARTICLE VI. NEGATIVE COVENANTS		84

SECTION 6.01	Indebtedness	84
SECTION 6.02	Liens	86
SECTION 6.03	Sale and Leaseback Transactions	89
SECTION 6.04	Investment, Loan and Advances	89
SECTION 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	93
SECTION 6.06	Dividends	95
SECTION 6.07	Transactions with Affiliates	96
SECTION 6.08	Financial Covenants.	97
SECTION 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc	99
SECTION 6.10	Limitation on Certain Restrictions on Subsidiaries	100

ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule 1.01(a)	Prior Letters of Credit
Schedule 1.01(b)	Wholly-Owned Subsidiaries
Schedule 2.04(f)	Cash Management Exceptions
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Subsidiaries
Schedule 3.06(c)	Corporate Organizational Chart
Schedule 3.07	Litigation
Schedule 3.12	Taxes
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 4.01(o)	Landlord Access Agreements
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.01(f)	Foreign Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.05(b)	Permitted Asset Sales

EXHIBITS

Exhibit A-1	Form of Administrative Questionnaire
Exhibit A-2	Form of Compliance Certificate
Exhibit A-3	Form of LC Request
Exhibit A-4	Form of Lender Addendum
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Swingline Note
Exhibit G-1	Form of Perfection Certificate
Exhibit G-2	Form of Perfection Certificate Supplement
Exhibit H	Form of Security Agreement
Exhibit I	Form of Opinion of Company Counsel
Exhibit J	Form of Intercompany Note
Exhibit K	Form of Solvency Certificate
Exhibit L	Form of Borrowing Base Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of July 19, 2005, among BEARINGPOINT, INC., a Delaware corporation (“BearingPoint”), and BEARINGPOINT, LLC, a Delaware limited liability company (“BE LLC”, and together with BearingPoint, each a “Borrower” and collectively, “Borrowers”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES, LLC, as lead arranger (in such capacity, “Lead Arranger”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), and as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent (in such capacity, “Syndication Agent”), and as collateral agent (in such capacity, “Collateral Agent”), and WELLS FARGO FOOTHILL, LLC, as documentation agent (in such capacity, “Documentation Agent”).

WITNESSETH:

WHEREAS, Borrowers have requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150,000,000.

WHEREAS, Borrowers have requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15,000,000.

WHEREAS, Borrowers have requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $150,000,000, to support payment obligations incurred in the ordinary course of business by Borrowers and their Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Bank is willing to issue letters of credit for the account of Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2004 Convertible Debentures” shall mean, collectively, BearingPoint’s 2.50% Series A Convertible Subordinated Debentures due 2024 in the aggregate original principal amount of $250 million and 2.75% Series B Convertible Subordinated Debentures due 2024 in the aggregate original principal amount of $200 million, which have been issued under the 2004 Indenture.

“2004 Indenture” shall mean that certain Indenture, dated as of December 22, 2004 between BearingPoint and The Bank of New York, as trustee.

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Swingline Loan or ABR Revolving Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounting Changes” shall have meaning assigned to such term in Section 1.04.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments paid to or for the benefit of the seller by Borrowers or any of their Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified.

“Agents” shall mean the Lead Arranger, Documentation Agent, Syndication Agent, Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“April 2005 Convertible Debentures” shall mean BearingPoint’s 5.00% Convertible Senior Subordinated Debentures due 2025 in the aggregate original principal amount of $200 million, which have been issued under the April 2005 Indenture.

“April 2005 Indenture” shall mean that certain Indenture, dated as of April 27, 2005 between BearingPoint and The Bank of New York, as trustee.

“Applicable Fee” shall mean, for any day, with respect to any Revolving Loan, 0.50%.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including stock of any Subsidiary of a Borrower by the holder thereof) by any Borrower or any of their Subsidiaries to any Person other than any Borrower or any Subsidiary Guarantor (excluding (i) Inventory sold in the ordinary course of business and equipment, software and licenses procured on behalf of a customer in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) disposals of obsolete, uneconomical, negligible, worn out or surplus Property in the ordinary course of business or (iv) sales of Cash Equivalents and marketable securities) and (b) any issuance or sale by any Subsidiary of a Borrower of its Equity Interests to any Person (other than to any Borrower or any Subsidiary Guarantor or, in the case of an issuance or sale by a Foreign Subsidiary, to another Foreign Subsidiary).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Barents Group Loans” shall mean loans aggregating $8,000,000 in principal amount plus accrued interest and relating to the issuance by BearingPoint on February 16, 2000, of stock awards aggregating 297,317 shares of its common stock to certain employees as part of the separation of KPMG’s consulting business, which loans were made to the grantees of Borrower stock for the payment of individual income taxes related to such stock awards and which loans are secured by such shares of BearingPoint stock.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is publicly announced as being effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“BearingPoint” shall have the meaning assigned to such term in the preamble hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Availability” shall mean at any time the lesser of (a) the Borrowing Base at such time and (b) the aggregate amount of the Lenders’ Revolving Commitments at such time, in each case, less the aggregate Revolving Exposure of all Lenders at such time.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.18, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Commercial Accounts of Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (1) $30 million and (2) 35% of Eligible Unbilled Accounts, plus

(c) the lesser of (1) $60 million and (2) 75% of Eligible Government Accounts, minus

(d) a reserve in the amount of the Current Derivative Exposure, if any, minus

(e) effective immediately upon notification thereof to Borrowers by the Administrative Agent, any Reserves established from time to time by the Administrative Agent and Collateral Agent in the exercise of their reasonable credit judgment.

Subject to the relevant terms and provisions set forth in this Credit Agreement, the Administrative Agent and Collateral Agent, jointly, at all times shall be entitled to reduce or increase (subject to Section 11.02) the advance rates and standards of eligibility under this Credit Agreement, in each case in their reasonable credit judgment.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent and the Collateral Agent with such adjustments as the Administrative Agent and Collateral Agent shall jointly deem appropriate in their reasonable credit judgment to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an Officers’ Certificate from Borrowers, substantially in the form of, and containing the information prescribed by, Exhibit L, delivered to the Administrative Agent and the Collateral Agent setting forth Borrowers’ calculation of the Borrowing Base.

“Borrowing Request” shall mean a request by Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“BE LLC” shall have the meaning assigned to such term in the preamble hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries during that period for fixed or capital assets that, in accordance with GAAP, are or should be classified as capital expenditures in the consolidated balance sheet of such Person and its Consolidated Subsidiaries minus, to the extent included in the foregoing, expenditures made by such Person and its Subsidiaries during such period (i) constituting KPMG Termination Payments and (ii) as a tenant in the nature of leasehold improvements, to the extent reimbursed by the landlord.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc.; (c) time deposits and certificates of deposit or bankers’ acceptance of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or with respect to Foreign Subsidiaries, a foreign branch of a U.S. bank that meets the foregoing criteria or a foreign bank that meets the foregoing capital, surplus and rating criteria, with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if: (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 30% of the voting power of the total outstanding Voting Stock of BearingPoint; or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of BearingPoint (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of BearingPoint then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of BearingPoint; or (c) BearingPoint shall cease at any time to own 100% of the outstanding membership interests of BE LLC, other than through a merger of the two entities in which BearingPoint is the surviving entity; or (d) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness, including, without limitation, the 2004 Indenture, the April 2005 Indenture and the July 2005 Convertible Debentures.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Real Property and all other Property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agent Fee” shall have the meaning ascribed to such term in Section 2.05(b)(ii).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of any Borrower for the benefit of any Borrower or any of its Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by any Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitments” shall mean the aggregate sum of each Lender’s Commitment.

“Companies” shall mean Borrowers and their Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit A-2.

“Consolidated Companies” shall mean Borrowers and their Consolidated Subsidiaries.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) added or subtracted, as applicable, in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of any Borrower only if a corresponding amount is not prohibited at the date of determination from being distributed to such Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its stockholders), by (x) adding thereto (i) the amount of Consolidated Interest Expense, (ii) provision for taxes based on income taxes (including without duplication, and to the extent included in GAAP, any foreign withholding taxes, single business or unitary taxes or other similar state taxes), (iii) amortization expense, (iv) depreciation expense, (v) non-cash Lease Termination Charges relating to facility closures announced prior to the Closing Date, (vi) one-time audit expenses actually incurred prior to December 31, 2005 up to an amount not to exceed $57.7 million in the aggregate, (vii) the amount of the one-time cash payments actually made during such period to employees who were previously employed by Arthur Andersen & Co. (as provided in Section 6.07(d)) up to an amount not to exceed $6.0 million in the aggregate, (viii) the amount of the one-time German tax payment payable prior to December 31, 2005 up to an amount not to exceed the U.S. dollar equivalent of €3.9 million in the aggregate, and (ix) all other non-cash items (excluding any non-cash charge that results in an accrual or a reserve for cash charges in any future period), and (y) subtracting the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period. Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales consummated during the fiscal period of Borrowers ended on the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period then most recently ended to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (a) Consolidated Interest Expense to the extent required to be paid in cash for such period; provided, however, that, for any Test Period ending within the first year following the Closing Date, interest expense with respect to the Convertible Debentures shall be included in the calculation of Consolidated Fixed Charges on a pro forma basis as if the Indebtedness under the Convertible Debentures had been incurred at the beginning of such Test Period; (b) the amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries during such period; (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); and (d) the scheduled principal amount of all amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of the Loan Parties and their Subsidiaries for such period (as determined on the first day of the respective period).

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capital Lease Obligations and all LC Exposure) of Borrowers and their Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, without duplication, the total consolidated interest expense of Borrowers and their Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including amortization of debt discount and deferred financing costs, capitalized interest, interest paid in kind, commitment fees, letter of credit fees and net amounts payable under Hedging Agreements) determined in accordance with GAAP plus, without duplication, (a) the portion of Capital Lease Obligations or rent expense of Borrowers and their Consolidated Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than a Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust, (d) all interest paid or payable with respect to discontinued operations, (e) the product of (i) all dividend payments on any series of any Preferred Stock of any Subsidiary of Borrowers

(other than any Preferred Stock held by a Borrower or a Wholly Owned Subsidiary), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrowers and their Subsidiaries, expressed as a decimal and (f) all interest on any Indebtedness of the type described in clause (f) or (k) of the definition of “Indebtedness” with respect to Borrowers or any of their Subsidiaries.

“Consolidated Loan Party Cash Collections” shall mean, for any period, the total amount received in cash by the Loan Parties on a consolidated basis from collections of Accounts in the ordinary course of business.

“Consolidated Net Income” shall mean, for any period, the consolidated net income of Borrowers and their Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Borrowers or any of their Subsidiaries or (ii) any sales of assets (other than Inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of a Borrower) in which any Borrower or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by such Borrower or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement or instrument applicable to such Consolidated Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or any Consolidated Subsidiary or is merged into or consolidated with any Borrower or any Consolidated Subsidiary or that Person’s assets are acquired by such Borrower or such Consolidated Subsidiary.

“Consolidated Subsidiary” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in paragraphs (a), (b) and (f) of Section 6.02, the following conditions:

(a) Borrowers shall be contesting such Lien in good faith;

(b) to the extent such Lien is in an amount in excess of $250,000, in the aggregate with all other such Liens, the Administrative Agent and Collateral Agent shall have established a Reserve (to the extent of such Lien on Accounts) with respect thereto or, in the case of Liens that do not relate to Accounts, obtained a bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Convertible Debentures” shall mean, collectively, the 2004 Convertible Debentures, the April 2005 Convertible Debentures and the July 2005 Convertible Debentures.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Current Derivative Exposure” shall mean, as of any date of determination, 100% of the aggregate mark-to-market exposure then owing by any Borrower under Lender Hedging

Agreements, determined by all Lenders that are counterparties to each Lender Hedging Agreement, in good faith and in a commercially reasonable manner, based on net termination values and calculated as if such Lender Hedging Agreements were terminated as of such determination date and a payment were due thereunder to the Lender or its Affiliates and furnished to the Agent on a bi-monthly basis (or more frequently, in the commercial reasonable discretion of the Agent).

“Debt Issuance” shall mean the incurrence by any Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred twenty (120) days after the Revolving Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is one hundred twenty (120) days after the Revolving Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of Property (other than common stock of such Person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Documents” shall mean all “documents,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“dollars” or “$” shall mean lawful money of the United States.

“Eligible Accounts” shall mean, collectively, Eligible Commercial Accounts, Eligible Government Accounts and Eligible Unbilled Accounts.

“Eligible Commercial Accounts” shall have the meaning assigned to such term in Section 2.18(a).

“Eligible Government Accounts” shall have the meaning assigned to such term in Section 2.18(b).

“Eligible Unbilled Accounts” shall have the meaning assigned to such term in Section 2.18(c).

“Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in each case alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, Property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety, the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, any issuance or sale by any Borrower after the Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person; provided, however, that an Equity Issuance shall not include any such sale or issuance by BearingPoint of not more than an aggregate amount of 12.0% of the shares of its capital stock (including capital stock issued upon exercise of any warrant or option or warrants or options to purchase its capital stock (but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as such term is defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) other than as could be occasioned by the making of the Loans and other extensions of credit by the Lenders under this Agreement (as to which Borrowers have no knowledge) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or any branch profits or similar taxes by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.14(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated June 10, 2005, among BearingPoint, UBS Loan Finance LLC and UBS Securities LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the Collateral Agent Fees, the LC Participation Fees and the Fronting Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such Person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Cash Repatriation” shall mean the repatriation by means of dividends, repayment of existing intercompany loans or in any other manner satisfactory to the Administrative Agent of at least $65,000,000 of cash of Foreign Subsidiaries to any deposit account subject to a Deposit Account Control Agreement of BearingPoint in the United States.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof or treated as such for U.S. federal income tax purposes, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained outside the United States by any Company primarily for the benefit of employees residing outside the United States and which is not subject to the Code or ERISA.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia; provided, however, that, solely for purposes of Sections 6.01(f) and 6.04(q), BearingPoint Global Delaware, LLC shall be deemed to be a Foreign Subsidiary.

“Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors and any other Person that shall guarantee any or all of the Obligations.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, wastes, materials, compounds, constituents or substances, as all such terms are used in their broadest sense and defined by or under any Environmental Laws.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, entered into for the purpose of hedging any Borrower’s exposure to interest or exchange rates, loan credit exchange, security or currency valuations or commodity prices and not for speculative purposes.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all liabilities of such Person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.05(c).

“Interest Election Request” shall mean a request by Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur during the period that such Loan is outstanding and the Revolving Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to seven days to the extent required under Section 2.03(e).

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.17(i) or 2.17(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean that certain joinder agreement substantially in the form of Exhibit E.

“July 2005 Convertible Debentures” shall mean BearingPoint’s 0.50% Convertible Senior Subordinated Debentures due 2010 in the aggregate original principal amount of $40.0 million, which have been issued on or prior to the Closing Date.

“KPMG Termination Payments” shall mean payments in an aggregate amount not to exceed $19,000,000 to KPMG LLP for assets or in connection with the termination of that certain Transition Services Agreement, dated as of February 13, 2001, among KPMG LLP, KPMG Consulting, LLC, and BearingPoint, and related transition service arrangements.

“Landlord Lien Waiver and Access Agreement” shall mean a landlord lien waiver and access agreement in form and substance satisfactory to the Administrative Agent.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrowers in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit A-3, or such other form as shall be approved by the Administrative Agent.

“Lead Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Lease Termination Charges” shall mean one-time expenses incurred by Borrowers and their Subsidiaries during any period associated with any leased location which Borrowers and their Subsidiaries have vacated or expect to vacate for (a) the write-off of furniture and fixtures on such location which Borrowers and their Subsidiaries have ceased to use and will not retain, (b) the present value of remaining lease payments for such location relating to periods after Borrowers and their Subsidiaries have vacated such location, (c) the present value of remaining costs to be incurred by Borrowers and their Subsidiaries under support services agreements relating to such location and (d) other non-cash costs (including accruals for commissions) associated with exiting, closing or consolidating such locations.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit A-4¸ to be executed and delivered by such Lender on the Closing Date as provided in Section 11.14.

“Lender Affiliate” shall mean with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.

“Lender Hedging Agreement” shall mean any Hedging Agreement between any Borrower and any Person (or Affiliate of such Person) that was a Lender or an Affiliate of such Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100 of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business

Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), the Security Documents, the Fee Letter and each Lender Hedging Agreement.

“Loan Parties” shall mean Borrowers and the Subsidiary Guarantors.

“Loans” shall mean advances made to or at the instructions of Borrowers pursuant to Article II hereof and may constitute a Revolving Loan or a Swingline Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, Property, results of operations, prospects or condition, financial or otherwise, of Borrowers and the Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens; provided, however, that to the extent any event or condition giving rise to such a material adverse effect or impairment described in clause (a) herein has been disclosed by BearingPoint in any public filing with the SEC prior to June 10, 2005, including the failure of BearingPoint to file its annual audited financial statements for the fiscal year ended December 31, 2004, with the SEC within the period required to be filed under applicable Law (provided that such financial statements are filed in accordance with Section 5.01(j) hereof), such event or condition shall not be deemed to constitute a Material Adverse Effect.

“Material Indebtedness” shall mean (a) the Convertible Debentures and (b) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any Loan Party evidencing an aggregate outstanding principal amount exceeding $18.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Real Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 120 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 120 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(b) with respect to any Debt Issuance or Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit F-1 or F-2, as the case may be.

“Obligations” shall mean (a) obligations of Borrowers and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and any and all of the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and any and all of the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and each other Loan Party under or pursuant to this Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of Borrowers and any and all of the other Loan Parties under each Lender Hedging Agreement to the extent, and solely to the extent, of the Current Derivative Exposure. All Obligations of Borrowers hereunder and each other Loan Document shall be the joint and several obligations of each Borrower.

“Officers’ Certificate” shall mean a certificate executed by the Chairman of the Board (if an officer), the Chief Executive Officer, the President or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean, with respect to any Borrower or any Subsidiary Guarantor, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person; (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a subsidiary of such Person; or (c) merger or consolidation or any other combination with any other Person, if each of the following conditions are met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such acquisition on a Pro Forma Basis, (A) Borrowers shall be in compliance with all covenants set forth in Section 6.08 as of the most recent Test Period (assuming, for purposes of Section 6.08, that such acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.08 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Test Period), and (B) the Loan Parties reasonably expect to remain in compliance with such covenants through the Revolving Maturity Date and to have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due;

(iii) no Company shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller, except (A) to the extent permitted under Section 6.01, and (B) obligations of the seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such acquisition;

(iv) the acquired Person shall be engaged in a business of a same or substantially similar type as that conducted by Borrowers and the Subsidiaries on the Closing Date;

(v) the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents, and shall be free and clear of any Liens, other than Permitted Liens, and the Administrative Agent shall have received all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent;

(vi) the board of directors or other similar governing body of the acquired Person shall not have indicated publicly its opposition to the consummation of such acquisition;

(vii) with respect to any acquisition involving Acquisition Consideration of more than $8.0 million, Borrowers shall have provided the Administrative Agent and the Lenders with (A) audited historical financial statements for the last three fiscal years of the Person or business to be acquired and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition, and (D) all such other information and data relating to such acquisition or the Person or business to be acquired as may be reasonably requested by the Administrative Agent;

(viii) Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such acquisition complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such acquisition could not reasonably be expected to result in a Material Adverse Effect;

(ix) at the time such Permitted Acquisition is made, (A) Borrowing Availability for the 60 days prior to the date that such Permitted Acquisition closes shall be not less than $25.0 million and (B) projected Borrowing Availability for the 60 days after the date that such Permitted Acquisition closes shall be not less than $25 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent; and

(x) the Acquisition Consideration for such acquisition shall not exceed $25.0 million, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $50.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Revolving Maturity Date.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural Person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan or a Foreign Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could reasonably be expected to incur liability (including, without limitation, under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Prior Letters of Credit” shall mean those letters of credit issued by Bank of America for BearingPoint’s account that are outstanding on the Closing Date, each of which is identified on Schedule 1.01(a) hereto.

“Prior Lien” shall have the meaning assigned to such term in the applicable Security Document.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X under the Securities Act and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such Property by such Person.

“Qualified Capital Stock” of any Person shall mean any capital stock of such Person that is not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean, at any time, Lenders having at least a majority of the Revolving Commitments or, if the Revolving Commitments have been terminated, a majority of the Revolving Exposure and shall, in all instances, include at least two Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Reserves” shall mean reserves established against Eligible Commercial Accounts, Eligible Government Accounts, Eligible Unbilled Accounts or the Borrowing Base that the Administrative Agent and Collateral Agent may, in their reasonable credit judgment, establish from time to time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $150 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall mean a Loan made by the Lenders to Borrowers pursuant to Section 2.01(b).

“Revolving Maturity Date” shall mean July 15, 2010, or if the April 2005 Convertible Debentures shall have not been, on or before December 15, 2008, (i) fully converted into common stock of BearingPoint or (ii) refinanced or replaced with securities that do not require BearingPoint to make any principal payments (including, without limitation, by way of a put option) prior to July 15, 2010, the Revolving Maturity Date shall be December 15, 2008.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder.

“Satisfactory Collateral Systems” shall mean the implementation by Borrowers of internal controls and accounting systems with respect to its accounts receivable, cash and accounts payable that are reasonably satisfactory in scope, form and substance as determined by the Administrative Agent and the Collateral Agent.

“Satisfactory Public Filings” shall mean the filing with the Securities and Exchange Commission by BearingPoint of (i) its Form 10-K, including audited financial statements which are accompanied by an unqualified audit opinion, other than a qualification with respect to the adequacy of BearingPoint’s internal controls, for the fiscal year ended December 31, 2004 and (ii) its Forms 10-Q for each of the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and, in each case, such Form 10-K and Form 10-Q filings are in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Issuing Bank, the Lenders and each party to a Lender Hedging Agreement if at the date of entering into such Lender Hedging Agreement such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 9.02 and the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit H among the Loan Parties and Administrative Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all Property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to any provision of this Agreement or any other Loan Document.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Perfection Certificate and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any Property, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of any Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of any Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of any Borrower or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurodollar liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise set forth herein, reference in this Agreement to “Subsidiary” shall mean Borrowers’ direct and indirect Subsidiaries.

“Subsidiary Guarantor” shall mean each Subsidiary listed on the signature pages hereto as a Subsidiary Guarantor, and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10, other than a Foreign Subsidiary.

“Supermajority Lenders” shall mean, at any time, Lenders having at least 75% of the Revolving Commitments or, if the Revolving Commitments have been terminated, at least 75% of the Revolving Exposure and shall, in all instances, include at least two Lenders.

“Suppressed Availability” shall mean, as of any date of determination, an amount equal to the sum of, without duplication: (a) the excess, if any, of 35% (or, if different, the then effective advance rate for Eligible Unbilled Accounts) of Eligible Unbilled Accounts over the maximum dollar amount of Eligible Unbilled Accounts permitted to be included in the Borrowing Base (which on the Closing Date is equal to $30 million), plus (b) the excess, if any, of 75% (or, if different, the then effective advance rate for Eligible Government Accounts) of Eligible Government Accounts over the maximum dollar amount of Eligible Government Accounts permitted to be included in the Borrowing Base (which on the Closing Date is equal to $60 million), plus (c) the excess, if any, of the Borrowing Base over the aggregate amount of the Lenders’ Revolving Commitments.

“Survey” shall mean a survey of any Mortgaged Real Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Real Property and issue the endorsements reasonably requested by the Administrative Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.16.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.16.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, fees, imposts, assessments, deductions, withholdings or other charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

A “Termination of Trading” shall be deemed to have occurred if: (i) the common stock of BearingPoint is neither listed for trading on a United States national securities exchange nor approved for trading on the NASDAQ National Market or (ii) at any time a termination of trading occurs under and as defined in any documentation relating to any Material Indebtedness, including, without limitation, the 2004 Indenture, the April 2005 Indenture and the July 2005 Convertible Debentures.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrowers then last ended (in each case taken as one accounting period).

“Title Company” shall mean any title insurance company as shall be retained by Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean a policy (or commitment to issue a policy) of title insurance issued by a Title Company insuring (or committing to insure) the Lien of any Mortgage as a valid first mortgage Lien on the Mortgaged Real Property and fixtures described therein, for an amount and in form and substance satisfactory to the Administrative Agent.

“Transaction Documents” shall mean and the Loan Documents and all other agreements, instruments or documents pursuant to which the Transactions are consummated.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial Credit Extensions hereunder; (b) the delivery of a Letter of Credit to Bank of America as support for the Prior Letters of Credit and the release by Bank of America of all Liens on any Property (including cash collateral) of Borrowers and the Subsidiaries in favor of Bank of America securing the Prior Letters of Credit and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Regulation” means the regulations promulgated under the Code.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Stock” shall mean any class or classes of capital stock of BearingPoint pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of BearingPoint.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares and, in the case of Foreign Subsidiaries, ownership of 1% or less (in the aggregate) by another Person or Persons; provided, that, the Foreign Subsidiaries listed on Schedule 1.01(b) shall be considered Wholly-Owned Subsidiaries) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof unless agreed to by Borrowers and the Required Lenders. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission or the Public Company Accounting Oversight Board (or successors thereto or agencies with similar functions).

ARTICLE II.

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrowers, at any time and from time to time after the Closing Date until the earlier of one Business Day prior to the Revolving Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (a) such Lender’s Revolving Commitment and (b) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect.

Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of ABR Loans, integral multiples of $1.0 million and not less than $5.0 million or (B) in the case of Eurodollar Loans, an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrowers may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(f) If the Issuing Bank shall not have received from Borrowers the payment required to be made by Section 2.17(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrowers pursuant to Section 2.17(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrowers, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing, Borrowers shall notify the Administrative Agent of such request by telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, (other than Swingline Loans), not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrowers that the primary syndication of the Commitments has been completed and (ii) the date which is 180 days after the Closing Date, the Interest Period shall be seven days;

(e) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f) that the conditions set forth in Section 4.02 (b)-(e) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans; Cash Management. (a) Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F-1 or F-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Except (i) as set forth on Schedule 2.04(f), (ii) for the deposit accounts permitted pursuant to Section 6.04(v), (iii) for payroll and other fiduciary accounts and (iv) for other accounts which do not hold more than $300,000 in the aggregate, all funds received at any time by each Borrower and each other Loan Party, whether from collections of Accounts in the ordinary course of business, from Net Cash Proceeds or otherwise, shall be deposited in one or more collection accounts over which the Administrative Agent shall have complete dominion and control and which shall be subject to a Deposit Account Control Agreement among such Borrower or Loan Party, the Administrative Agent and the bank at which such account is maintained; provided, however, that to the extent funds are deposited in any deposit account or collection account in which any Borrower or Loan Party also holds funds belonging to its clients, such client funds shall not be required to be deposited in a collection account. Each Deposit Account Control Agreement covering a collection account shall provide that all funds on deposit therein shall be transferred on a daily basis to an account of the Administrative Agent. Such transferred funds shall be applied on a daily basis by the Administrative Agent to the repayment of any outstanding Swingline Loans and, thereafter, to any outstanding Revolving Loans, in each case without a reduction in the Commitments. So long as no Event of Default shall have occurred and be continuing, any funds remaining after repayment in full of the Swingline Loans and the Revolving Loans shall be transferred by the Administrative Agent to Borrowers’ main disbursement account as designated by Borrower’ to the Administrative Agent. Such main disbursement account and all other disbursement accounts of each Borrower and each other Loan Party (other than the deposit accounts permitted pursuant to Section 6.04(v), payroll and other fiduciary accounts, trust accounts and other accounts which do not at any time contain funds in excess of $300,000 in the aggregate) shall be subject to a Deposit Account Control Agreement which shall provide for the daily transfer of all funds on deposit therein only if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have sent a notice directing the bank at which such account is maintained to begin making such daily transfers (which notice may be sent by the Administrative Agent only if an Event of Default shall have occurred and be continuing). Notwithstanding the provisions of this Section 2.04(f), Borrowers and the Loan Parties may maintain their bank accounts existing as of the Closing Date at JP Morgan Chase, Bank of America and Bank of Hawaii for a period of 60 days following the Closing Date; provided, that, if such bank accounts are not closed prior to the end of such 60-day period, Borrowers and the Loan Parties shall, within 15 days after the end of such 60-day period, (x) deliver a Deposit Account Control Agreement executed by JP Morgan Chase, Bank of America or Bank of Hawaii, as applicable, with respect to each remaining account maintained at JP Morgan Chase, Bank of America or Bank of Hawaii, as applicable, to the extent such an agreement is otherwise required under the provisions of this Section 2.04(f), or (y) close such accounts.

SECTION 2.05 Fees. (a) Commitment Fee. Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees; Collateral Agent Fees. (i) Borrowers agree to pay to the Administrative Agent, for its own account, the administrative agency fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrowers and the Administrative Agent (the “Administrative Agent Fees”).

(ii) Borrowers agree to pay to the Collateral Agent, for its own account, the collateral monitoring fee set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrowers and the Collateral Agent (the “Collateral Agent Fees”).

(c) LC and Fronting Fees. Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). During a Default, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto.

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans and Default Compensation. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during a Default, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal, interest or premium (if any) of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.06.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand (provided that, absent demand, such interest shall be payable on each Interest Payment Date and upon termination of the Revolving Commitments), (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments. (a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million, (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments and (iii) any reduction or termination of the Revolving Commitments occurring during the first two years following the Closing Date shall be accompanied by the payment to the Administrative Agent of a prepayment fee, for the ratable benefit of the Lenders, in an amount equal to (A) 1.50% of the amount of any such reduction or termination occurring during the first year following the Closing Date and (B) 0.50% of the amount of any such reduction or termination occurring during the second year following the Closing Date; provided, however, that, no prepayment fee shall be payable in the event of a termination of the Revolving Commitments in connection with a refinancing arranged by the Administrative Agent or any of its Affiliates.

(c) Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section 2.07 shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrowers that the primary syndication of the Commitments has been completed and (ii) the date which is 180 days after the Closing Date, the Interest Period shall be seven days.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrowers, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Mandatory Prepayments of Loans.

(a) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrowers shall, on the date of such termination, repay or prepay all outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to 105% of the LC Exposure in the LC Collateral Account.

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrowers and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect, Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(a)(iii). Borrowers shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrowers shall, without notice or demand, immediately first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and, third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(v) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrowers shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(j), in an amount sufficient to eliminate such excess.

(b) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale, Borrowers shall, and shall cause their Subsidiaries (with appropriate adjustments to any intercompany loan account balances) to, apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Section 2.09(f).

(c) Debt Issuance. Upon any Debt Issuance after the Closing Date, Borrowers shall make prepayments in accordance with Section 2.09(f) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(d) Equity Issuance. Upon any Equity Issuance after the Closing Date, Borrowers shall make prepayments in accordance with Section 2.09(f) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Equity Issuance.

(e) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event, Borrowers shall, and shall cause their Subsidiaries (with appropriate adjustments to any intercompany loan account balances) to, apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.09(f).

(f) Application of Prepayments.

(i) Subject to Section 9.02 and so long as no Default or Event of Default shall then exist and be continuing, all mandatory prepayments shall be applied as follows: first, to Fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable pursuant to the Loan Documents; second, to interest then due and payable on all Loans; third, to the principal balance of the Swingline Loan until the same has been repaid in full; fourth, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full, including accompanying accrued interest and charges under Sections 2.11, 2.12 and 2.14; fifth, to cash collateralize the excess, if any, of the aggregate principal amount of Letters of Credit outstanding over the Borrowing Base, plus any accrued and unpaid Fees with respect thereto (to be held and applied in accordance with Section 2.17(j) hereof); sixth, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and, seventh, returned to Borrowers or to such party as otherwise required by law. Such mandatory prepayments of the Revolving Loans shall not cause a corresponding reduction in the Revolving Commitments of the Lenders.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the ABR Revolving Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Revolving Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (A) deposited in an account in which the Administrative Agent has a first and only priority perfected Lien and Borrowers shall be restricted from using such cash for any purpose other than to prepay the next-expiring Eurodollar Loans at the end of applicable Interest Periods therefor or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.12.

(g) Notice of Prepayment. Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in any case by an amount deemed by such Lender in its reasonable discretion to be material, then Borrowers will pay to Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in

Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, in any case by an amount deemed by such Lender in its reasonable discretion to be material, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.11 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower and Administrative Agent and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 11.03 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.13(d), 2.16(d), 2.17(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14 Taxes. (a) Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrowers shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrowers shall make such deductions or withholdings and (iii) Borrowers shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrowers shall indemnify and pay the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate. In the case of a U.S. Borrower, each Foreign Lender either (1) (i) agrees to furnish either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrowers or the Administrative Agent, to provide a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder or (2) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish either (a) a “Non-Bank Certificate” in a form acceptable to the Administrative Agent and the Borrowers and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or (b) an Internal Revenue Form W-8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (ii) agrees (for the benefit of Borrowers and the Administrative Agent) to the extent it may lawfully do so at such times, upon reasonable request by Borrowers or the Administrative Agent, to provide a new Form W-8BEN or W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrowers, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrowers or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.11, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.16 Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans exceeding $15 million and provided that after making a Swingline Loan, the sum of the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrowers shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrowers. The Swingline Lender shall make each Swingline Loan available to Borrowers by means of a credit to the general deposit account of Borrowers with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrowers shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. Borrowers shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided, that, the Swingline Lender shall require that the Revolving Lenders acquire participations in all of the Swingline Loans outstanding at least once weekly. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving

Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.

SECTION 2.17 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, Borrowers may request the issuance of Letters of Credit for each Borrower’s account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that a Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrowers to, or entered into by Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank (i) the Letter of Credit to be amended, renewed or extended; (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day); (iii) the nature of the proposed amendment, renewal or extension; and (iv) such other matters as the Issuing Bank may require. If requested by the Issuing Bank, Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150 million and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of a Standby Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrowers on the date due as provided in paragraph (e) of this Section 2.17, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or the Business Day immediately following the day that Borrowers receive such notice, if such notice is not received prior to 11:00 a.m., New York City time; provided that Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.16 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If Borrowers fail to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrowers pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The obligation of Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.17 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrowers hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to

Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.17, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.17 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrowers. The Issuing Bank may be replaced at any time by written agreement among Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrowers may, in their discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VIII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the risk and expense of Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrowers under this Agreement. If Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits of such amounts (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived. If Borrowers are required to provide an amount of such collateral hereunder pursuant to Section 2.09, such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to Borrowers as and to the extent that, after giving effect to such return, Borrowers would remain in compliance with Section 2.09 and no Default or Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders or Affiliates of a Lender to act as an issuing bank under the terms of this Agreement. Any Lender or Affiliate of a Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition, in the case of a Lender, to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender or Affiliate of a Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender or Affiliate of a Lender in its capacity as Issuing Bank, as the context shall require.

(l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.18 Determination of Borrowing Base.

(a) Eligible Commercial Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrowers and reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Collateral Agent and the Administrative Agent shall be “Eligible Commercial Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Commercial Accounts shall not include any of the following Accounts:

(i) any Account in which the Administrative Agent, on behalf of the Secured Parties, does not have a first priority, exclusive and perfected Lien;

(ii) any Account that is not owned by a Borrower;

(iii) any Account due from an Account Debtor that is not located in the United States and (if not a natural Person) organized under the laws of the United States or any political subdivision thereof;

(iv) any Account that is payable in any currency other than dollars;

(v) any Account that does not arise from the sale of goods or the performance of services by a Borrower in the ordinary course of its business;

(vi) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (a) upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition unless such condition is satisfied or (b) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that specific invoice is subject to such Borrower’s completion of further performance under such contract or (d) that is subject to the equitable lien of a surety bond issuer, but only to the extent that the amount of the applicable bond exceeds any letter of credit or cash collateral held by the bond issuer in support thereof;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent and Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of Borrowers;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of any Borrower;

(xii) to the extent any Borrower or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower or any Subsidiary but only to the extent of the potential offset;

(xiii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(a) any Account not paid within 90 days following its original invoice date or that is more than 90 days past due according to its original terms of sale; or

(b) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(c) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv) any Account from a customer with a past due credit balance over 90 days;

(xvi) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.18(a);

(xvii) any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(xviii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xix) to the extent such Account exceeds any credit limit established by the Administrative Agent and Collateral Agent, in their reasonable credit judgment, following prior notice of such limit by the Administrative Agent to Borrowers;

(xx) that portion of any Account (a) in respect of which there has been, or should have been, established by such Borrower a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (b) which is due from an Account Debtor to whom any Borrower owes a trade payable, but only to the extent of such trade payable or (c) which any Borrower knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense;

(xxi) any Account on which the Account Debtor is the United States or any federal Governmental Authority;

(xxii) any Account to the extent that it consists of unapplied cash but only to the extent of the unapplied cash;

(xxiii) any Account to the extent that it consists of deferred revenue;

(xxiv) any Account arising from a contract if the work product thereunder is subject to a mechanics’ or similar type of Lien in favor of a third party, except to the extent covered by a Reserve; or

(xxv) any Account arising from a contract with an original term of longer than 1 year other than any such contract with less than 9 months remaining on such term.

(b) Eligible Government Accounts. “Eligible Government Accounts” shall include, on any date of determination of the Borrowing Base, all Accounts of Borrowers (i) on which the Account Debtor is the United States or any federal Governmental Authority and (ii) that, in all other respects would qualify as an Eligible Commercial Account, but for the fact that the Account Debtor is the United States or any federal Governmental Authority, except that the exclusionary criteria set forth in Section 2.18(a)(xxv) shall not be applicable to Eligible Government Accounts; provided, however, that, notwithstanding any other provision of this Agreement, the total amount of availability under the Borrowing Base in respect of Eligible Government Accounts (or Eligible Unbilled Accounts in respect of Eligible Government Accounts) shall not exceed the greater of (i) $10,000,000 or (ii) the total amount of such Accounts, if any, for which the applicable Borrower has previously assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, and such assignment has been accepted and acknowledged by the appropriate United States government officers.

(c) Eligible Unbilled Accounts. “Eligible Unbilled Accounts” shall include, on any date of determination of the Borrowing Base, all Accounts of Borrowers that (i) are capable of being billed by Borrowers to the applicable Account Debtor in accordance with Borrowers’ usual billing methods for Accounts, but that have not yet been billed and invoiced to such Account Debtor, and (ii) in all other respects would qualify as an Eligible Commercial Account or Eligible Government Account, as applicable, but for the fact that they have not yet been billed and invoiced to the applicable Account Debtor. Any Eligible Unbilled Account that subsequently is billed and invoiced shall thereupon cease to be an Eligible Unbilled Account and shall become an Eligible Commercial Account or Eligible Government Account, as applicable, provided that it then satisfies all eligibility criteria applicable thereto.

(d) The Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth above, to establish new criteria and to adjust the applicable advance rates with respect to Eligible Commercial Accounts, Eligible Government Accounts and Eligible Unbilled Accounts, in their reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (iv) filings in connection with the Assignment of Claims Act for the purpose of assigning to the Administrative Agent the right to receive payment directly from the United States government with respect to Accounts of the United States government and (v) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party, except Liens created under the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements. (a) Borrowers have heretofore delivered to the Lenders Borrowers’ projected consolidated balance sheets and statements of income and cash flows, on a monthly basis for the years 2005 and 2006, and on an annual basis for the years 2007 through 2009, after giving effect to the Transactions. Such projected financial statements have been prepared in good faith by Borrowers, based on the assumptions stated therein (which assumptions are believed by Borrowers on the date hereof to be reasonable), are based on the best information available to Borrowers as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly on a pro forma basis the estimated consolidated financial position and results of operations of Borrowers, assuming that the Transactions had occurred, it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results.

(b) BearingPoint’s filings made with the Securities and Exchange Commission since January 1, 2005 are true, correct and complete in all material respects. Since March 31, 2005 (other than events disclosed in filings made with the Securities and Exchange Commission prior to June 10, 2005), there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties. (a) Each Loan Party has good title to, or valid leasehold interests in, all its Property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose. Title to all such Property held by such Loan Party is free and clear of all Liens except for Permitted Liens. The Property of the Loan Parties, taken as a whole, constitutes all the Property which is required for the business and operations of the Loan Parties as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party. Schedule 3.05(b) contains a true and complete list of each Real Property leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party.

(c) Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except where such claim could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) (i) No Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Property and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 3.06 Equity Interests and Subsidiaries. (a) Schedule 3.06(a) sets forth a list of (i) all the Subsidiaries and their jurisdiction of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding (and the record holder of such Equity Interests), on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date; provided, that, with respect to the Foreign Subsidiaries, Schedule 3.06(a) sets forth the name, jurisdiction of organization and record owner thereof as of the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. All Equity Interests of each Subsidiary are owned by Borrowers, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority (other than inchoate tax Liens) status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) An accurate organization chart, showing the ownership structure of Borrowers and each Subsidiary on the Closing Date other than inactive entities that do not conduct any business or own any assets and Foreign Subsidiaries that, in the aggregate, have assets of less than $2,000,000, and after giving effect to the Transaction, is set forth on Schedule 3.06(c).

SECTION 3.07 Litigation; Compliance with Laws. (a) Except as listed on Schedule 3.07, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, Property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.17, no Company or any of its Property is in violation of, nor will the continued operation of their Property as currently conducted violate, any Requirements of Law or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Agreements. (a) No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its Property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Security Agreement Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.10 Investment Company Act; Public Utility Holding Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.11 Use of Proceeds. Borrowers will use the proceeds of the Credit Extensions on and after the Closing Date for general corporate purposes.

SECTION 3.12 Taxes. Except as identified on Schedule 3.12, each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and has (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect; provided that any such contest of Taxes with respect to Collateral shall also satisfy the Contested Collateral Lien Conditions. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13 No Material Misstatements. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the

Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omission, omits or will omit to state any material fact necessary to be stated therein or to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected, pro forma and estimated information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14 Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan taking into account rights of contribution against or reimbursement from other Loan Parties, (a) the fair value of the assets of BearingPoint, individually, and the Loan Parties, on a consolidated basis, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of BearingPoint, individually, and the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) BearingPoint, individually, and the Loan Parties, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) BearingPoint, individually, and the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16 Employee Benefit Plans. (a) Each Company is, and each Plan of a Company or an ERISA Affiliate is, in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the assets of a Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except with respect to certain European Foreign Subsidiaries, underfunded, but not yet due and payable, liabilities in respect of pension and welfare benefits for their respective employees, the aggregate actuarial present value of which was approximately €50 million (Euros) as of December 31, 2004, all of which liabilities are exclusively of such European Foreign Subsidiaries and none of which are obligations or liabilities, direct or indirect, of any other Foreign Subsidiary or any Loan Party, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions used by such Foreign Plan, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(1) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;

(2) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their assets, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(3) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability of the Companies under Environmental Law;

(4) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(5) No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.17:

(1) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(2) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum;

(3) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;

(4) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Real Property Disclosure Requirements or any other Environmental Law; and

(5) The Companies have made available to Lenders all material reports and assessments in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct copy of an insurance broker’s or agent’s certificate describing all insurance maintained by each Loan Party as of the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents. (a) The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement)), in each case subject to no Liens other than Permitted Liens.

(b) When the filings described in clause (i) of Section 3.19(a) are made and the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

SECTION 3.20 Subordination of Convertible Debentures. The Obligations are “Senior Debt” and “Designated Senior Debt” within the meaning of each of the 2004 Indenture, the April 2005 Indenture and the July 2005 Convertible Debentures.

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement, the Security Agreement, the Perfection Certificate and each other applicable Loan Document.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State of the state of its organization (except that the constitutive documents of BearingPoint Guam, LLC need not be certified), (B) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));

(ii) a long form certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (except that, in the case of BearingPoint Guam, LLC, such good standing certificate shall be delivered within 30 days after the Closing Date);

(iii) to the extent requested by any Lender, such documentation and other information as to any Loan Party that any Lender is required to obtain by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act; and

(iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrowers, confirming compliance with the conditions precedent set forth in paragraph (g) of Section 4.01 and paragraphs (b), (c), (d) and (e) of Section 4.02.

(d) Release of Liens and Other Transactions, Etc.

(i) The Lenders shall be satisfied with the form and substance of the Transaction Documents and the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents (and without the waiver or amendment of any such terms not approved by the Administrative Agent).

(ii) The Administrative Agent shall be reasonably satisfied with the capitalization and corporate structure of the Loan Parties, and the scope, form and substance of the accounting, financial and information technology systems of the Loan Parties.

(iii) The Administrative Agent (A) shall have received a letter agreement whereby Bank of America agrees that, upon receipt of a Letter of Credit issued hereunder as support for the Prior Letters of Credit, all liens on the Property of any Company securing the Prior Letters of Credit shall be automatically released, and (B) shall have received from Bank of America and any other Person holding any Lien securing any debt that is not permitted to remain outstanding, such UCC termination statements, mortgage releases, releases of assignments of leases and rents and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e) Restatements; Projections. The Lenders shall have received and shall be satisfied with the form and substance of (i) any material adjustments or restatements to any of BearingPoint’s historical financial statements provided to the Lenders or included in any public filings with the Securities Exchange Commission, including, without limitation, any such public filings on Form 8-K made subsequent to June 10, 2005 and (ii) the forecasts of the financial performance of BearingPoint and its Subsidiaries provided to the Lenders.

(f) Indebtedness and Preferred Stock. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money or preferred stock other than (i) the Loans and extensions of credit hereunder, (ii) Indebtedness permitted under Section 6.01 or (iii) Indebtedness owed to any Borrower or any Guarantor.

(g) Cash. After giving effect to the Transactions and the other transactions contemplated hereby, Borrowers shall have cash and Cash Equivalents of at least $200 million.

(h) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lead Arranger, the Lenders and the Issuing Bank, a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit I, (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(i) Collateral and Other Reports; Solvency Certificate. (i) The Administrative Agent shall have received all field examinations, audits, reports and opinions of appraisers, consultants or other advisors retained by it to review the Collateral, business, operation or condition of Borrowers and their Subsidiaries and shall be satisfied with such field examinations, audits, reports and opinions.

(ii) The Administrative Agent and Collateral Agent shall have received, reviewed, and be satisfied in form and substance with, an accounts receivable aging report of Borrowers from March 2005 that is reconciled to the general ledger of Borrowers.

(iii) The Administrative Agent shall have received a solvency certificate in the form of Exhibit K, dated the Closing Date and signed by the Chief Executive Officer and a Financial Officer of Borrowers.

(j) Requirements of Law. The Lenders shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law, including without limitation Regulations

T, U and X of the Board. The Lenders shall have received satisfactory evidence of compliance with all applicable Requirements of Law, including all applicable environmental laws and regulations.

(k) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, (i) except as identified on Schedule 3.07, could reasonably be expected to result in a Material Adverse Effect, or (ii) could materially and adversely affect the ability of Borrowers and the Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(m) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.11.

(n) Fees. The Lead Arranger, Collateral Agent and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Winston & Strawn LLP, special counsel to the Administrative Agent, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(o) Personal Property Requirements. The Administrative Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Pledged Securities and the Pledged Notes (each as defined in the Security Agreement) accompanied by instruments of transfer and stock powers endorsed in blank shall have been delivered to the Administrative Agent; provided, that, with respect to those Pledged Securities of the Loan Parties’ Subsidiaries organized under the laws of England or Bermuda, the Loan Parties shall deliver to the Administrative Agent, within 30 days after the Closing Date, such agreements, charges, instruments and certificates as the Administrative Agent shall request in order to perfect the pledge of such Pledged Securities under the laws of the applicable jurisdiction of organization and an opinion of local counsel with respect thereto, all in form and substance satisfactory to the Administrative Agent; provided, further, that, with respect to the Loan Parties’ Subsidiaries organized under the laws of Curacao, the Loan Parties shall not be required to deliver share certificates with respect to any Pledged Securities of such Subsidiaries;

(ii) all other certificates, agreements, including Control Agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by Section 3.4 of the Security Agreement);

(iii) UCC Financing Statements in appropriate form for filing under the UCC, filings with the United States Patent, Trademark and Copyright offices and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(iv) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state jurisdictions in which any Loan Party is organized and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to the Administrative Agent);

(v) with respect to each leased Real Property location set forth on Schedule 4.01(o) (which shall include each location at which any Loan Party maintains books and records relating to the Collateral), such Loan Party shall use its commercially reasonable efforts to obtain a Landlord Lien Waiver and Access Agreement; provided, that, with respect to the McLean, Virginia location, the Loan Parties shall use commercially reasonable efforts to obtain a Landlord Lien Waiver and Access Agreement within 30 days after the Closing Date; and

(vi) evidence acceptable to the Administrative Agent of payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(q) Borrowing Base Certificate. The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Closing Date, evidencing that Borrowing Availability, after giving effect to the Credit Extensions to be made on the Closing Date, shall be not less than $15 million, and otherwise to be in form and substance satisfactory to the Collateral Agent and the Administrative Agent.

(r) Cash Management. The Administrative Agent and Collateral Agent shall have reviewed and approved the Loan Parties’ cash management system and shall have received a fully executed Deposit Account Control Agreement, in form and substance satisfactory to the Administrative Agent, covering each of the Loan Parties’ bank accounts as to which such an agreement is required by Section 2.04(f).

(s) July 2005 Convertible Debentures Transaction. BearingPoint shall have received (or concurrently with the closing hereunder, will receive) $40.0 million in cash in exchange for issuing the July 2005 Convertible Debentures, and the Administrative Agent shall have received certified copies of the final July 2005 Convertible Debentures and all documents, instruments and agreements entered into in connection with their issuance, all of which shall be satisfactory, in form and substance, to the Administrative Agent.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.16(b).

(b) No Default. The Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date; provided, that, if the conditions set forth in this Section 4.02(b) are not satisfied, each Lender and each Issuing Bank shall continue to be obligated to make Credit Extensions unless and until such time as the Administrative Agent or the Required Lenders elect to cease making Credit Extensions as a result thereof.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Material Adverse Effect. There has been no event, condition and/or contingency that has had or is reasonable likely to have a Material Adverse Effect.

(e) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request or LC Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrowers and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrowers shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. In the case of BearingPoint, furnish to the Administrative Agent and each Lender:

(a) Annual Reports. Beginning with fiscal year 2005, within 90 days after the end of each fiscal year (but no later than the date on which BearingPoint is required to file a Form 10-K under the Exchange Act), (i) the consolidated balance sheet of BearingPoint as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto (including a note delineating revenues and operating income for its business segments), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by an opinion of independent public accountants of recognized national standing satisfactory to the Administrative Agent or one of the “Big 4” accounting firms (which opinion shall not be qualified as to scope or contain any going concern qualification or any qualification as to the absence of a material misstatement, other than any statement required or permitted to be made in such opinion pursuant to Section 404 of the Sarbanes-Oxley Act), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP consistently applied, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of the Consolidated Companies as of the end of and for such fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of and for the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;

(b) Quarterly Reports. Beginning with the fiscal quarter ending March 31, 2006, within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which BearingPoint is required to file a Form 10-Q under the Exchange Act), (i) the consolidated balance sheet of BearingPoint as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note delineating revenues and operating income for its business segments), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 5.01(a), subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of the Consolidated Companies as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of such fiscal quarter and for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c) Weekly and Monthly Reports.

(i) Until such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, on the fifth Business Day of each week, a report prepared by BearingPoint’s Treasury Department, in a form reasonably satisfactory to the Administrative Agent, setting forth in reasonable detail the total amount of cash and Cash Equivalents held by Borrowers and the other Loan Parties as of the end of the previous week in the United States, accompanied by a certificate of a Financial Officer stating that such report fairly presents, in all material respects, such information with respect to such cash and Cash Equivalents.

(ii) (A) Until such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, on the fifth Business Day following the end of the second and fourth week of each month, and (B) after such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, on the fifth Business Day following the end of each month, a report prepared by BearingPoint’s Treasury Department, in a form reasonably satisfactory to the Administrative Agent, setting forth in reasonable detail the total amount of cash and Cash Equivalents held by the Companies as of the end of the previous week or month (as applicable) in the United States and any other country in which any Company holds cash or Cash Equivalents, accompanied by a certificate of a Financial Officer stating that such report fairly presents, in all material respects, such information with respect to such cash and Cash Equivalents.

(iii) With respect to each month from July 2005 through December 2005, within 30 days after the end of each such month, a report, in a form reasonably satisfactory to the Administrative Agent, describing in reasonable detail the utilization and bookings data for Borrowers for such month accompanied by a certificate of a Financial Officer stating that such report fairly presents, in all material respects, such utilization and bookings data for Borrowers for such month.

(iv) With respect to January 2006 and February 2006, 45 days after the end of each such month, and with respect to each month thereafter, 30 days after the end of each such month, the consolidated statements of income and cash flows of BearingPoint for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under paragraphs (a), (b), (c)(iii) or (c)(iv) above, a certificate of a Financial Officer certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under paragraphs (a), (b), (c)(iii) or (c)(iv) above, a Compliance Certificate; and (iii) in the case of paragraph (a) above, a report of the accounting firm certifying that such financial statements were prepared in accordance with GAAP;

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under paragraph (a) above, a Perfection Certificate Supplement in accordance with the provisions of Section 5.12(b);

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by the Borrowers from its certified public accountants and the management’s responses thereto;

(h) Budgets. No later than 30 days prior to the first day of each fiscal year of Borrowers (or in the case of fiscal year 2006, not later than January 15, 2006, a budget in form reasonably satisfactory to the Administrative Agent prepared by Borrowers for (i) each fiscal month of such fiscal year prepared in reasonable detail and (ii) each of the three years immediately following such fiscal year prepared in summary form, in each case, of Borrowers and their Subsidiaries on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrowers to the effect that the budget of Borrowers is a reasonable estimate for the period covered thereby;

(i) Annual Meetings with Lenders. Within 120 days after the close of each fiscal year of Borrowers, Borrowers shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies;

(j) SEC Filings and Satisfactory Collateral Systems. On or before December 31, 2005, BearingPoint shall be current will all filings required to be made by BearingPoint under the Exchange Act, including, without limitation, its Form 10-K for the fiscal year ended December 31, 2004 and all required quarterly reports on Form 10-Q. On or before December 31, 2005, Borrowers shall have implemented Satisfactory Collateral Systems;

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Casualty Event and will ensure that the Net Cash Proceeds in excess of $250,000 of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents;

(e) (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral; and

(f) any indictment or written notice of a threatened indictment by any Governmental Authority of any Loan Party, as to which any Loan Party receives knowledge or notice, under any criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or that are available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business.

SECTION 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; in the case of the Loan Parties, pay and perform in all material respects their respective obligations under all material Leases and Transaction Documents; and at all times maintain and preserve all Property material to the conduct of such business in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such Person reasonably determines are not useful to its business.

SECTION 5.04 Insurance. (a) Keep its insurable Property adequately insured at all times by financially sound and reputable insurers (provided that no Loan Party shall be deemed to breach this provision if, after its insurer becomes unsound or irreputable, such Loan Party promptly and diligently obtains adequate insurance from an alternative carrier); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it; and maintain such other insurance as may be required by law; and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Security Document, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent.

(b) All such insurance shall (i) provide that no cancellation of such insurance shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as loss payee (in the case of Property or casualty insurance) or additional insured (in the case of liability insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d) Obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any real Property covered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.

(e) Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

SECTION 5.05 Obligations and Taxes. (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property in excess of $500,000 in the aggregate (other than Taxes in an aggregate net amount not to exceed $21.0 million which may be owing to foreign tax authorities with respect to withholding Taxes relating to employee tax equalization matters), before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

(b) Timely and correctly file all material Tax Returns required to be filed by it.

SECTION 5.06 Employee Benefits. (a) With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 Business Days after any Responsible Officer of the Companies knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrowers setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon reasonable request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Beginning January 1, 2006, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Keep records of intercompany accounts reflecting all payments received and paid (including, without limitation, funds received by Borrowers from swept deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to visit and inspect the financial records and the Property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender upon reasonable prior notice to the Borrowers to discuss the affairs, finances and condition of any Company with the officers thereof and independent accountants therefor.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.11.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports. (a) Comply, and cause all lessees and other Persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct any Response in accordance with Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.10, with respect to any Property acquired after the Closing Date by any Borrower or any other Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof provided Administrative Agent has provided all joinder agreements to the applicable Security Documents necessary for the Loan Parties to comply herewith): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties or assets.

(b) With respect to any Person that is or becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party or any immaterial or special-purpose Subsidiary to which the Administrative Agent shall agree the provisions of this paragraph (b) will not apply) promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Administrative Agent the certificates, if any, representing the Equity Interests of such Subsidiary (provided that with respect to any first-tier Foreign Subsidiary of a Borrower or a Subsidiary organized in a State of the United States, in no event shall more than 65% of the Equity Interests of any such Foreign Subsidiary be subject to any Lien or pledged under any Security Document if such pledge would have an adverse tax impact on Borrowers as determined by Borrowers), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary if such pledge would have an adverse tax impact on Borrowers as determined by Borrowers) (A) to execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; provided, however, that for purposes of this Section 5.10, a Subsidiary organized in the United States or any political subdivision thereof shall nonetheless be treated as a Foreign Subsidiary if (i) it owns any stock or other Equity Interests of an entity treated as a controlled foreign corporation for U.S. federal tax purposes, (ii) substantially all of its assets consist of stock or other Equity Interests of Foreign Subsidiaries, and (iii) it was organized for the principal purpose of holding such stock or other Equity Interests.

(c) Each Loan Party will promptly grant to the Administrative Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage Lien on each owned Real Property of such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, as additional security for the Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

SECTION 5.11 Security Interests; Further Assurances. Within 10 Business Days after receipt of a reasonable request of the Administrative Agent or any Lender, at Borrowers’ expense: (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Prior Liens and subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents; (c) upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lenders may be so required to obtain and (d) if the Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent.

SECTION 5.12 Information Regarding Collateral. (a) Furnish to the Administrative Agent 15 days prior written notice (in the form of an officer’s certificate), clearly describing any of the following changes (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Collateral, (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Borrowers agree to provide to the Administrative Agent such other information in connection with such changes as the Administrative Agent may reasonably request. Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is subject to a Casualty Event.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of Section 5.01, deliver to the Administrative Agent (i) a Perfection Certificate Supplement setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recently delivered Perfection Certificate Supplement pursuant to this Section 5.12(b) and (ii) a certificate of a Financial Officer and the chief legal officer of the Loan Parties certifying that all UCC Financing Statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.13 Borrowing Base-Related Reports. The Borrowers shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agent and the Administrative Agent the following:

(a) (i) until such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, within 45 days, (ii) for the first two (2) months after such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, within 20 days, and (iii) beginning with the third month after BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems and all times thereafter, within 15 days after the end of each month, or, if at any time Borrowing Availability is less than $15.0 million, within four (4) Business Days after the 1st day and 15th day of each month, a Borrowing Base Certificate from the Borrowers accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent and the Administrative Agent in their reasonable credit judgment;

(b) upon request by the Collateral Agent and the Administrative Agent, and in no event less frequently than 45 days after the end of each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agent and the Administrative Agent in their reasonable credit judgment (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b), a reconciliation of the Accounts trial balance of Borrowers to the general ledger of Borrowers accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent and the Administrative Agent in their reasonable credit judgment;

(d) at the time of delivery of each of the financial statements delivered pursuant to Section 5.01(a), a list of any applications for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party has filed in the prior fiscal year; and

(e) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agent and the Administrative Agent shall from time to time request in their reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.13 shall constitute a representation and warranty by the Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.

SECTION 5.14 Borrowing Base Verification. Any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or Borrowers, to verify the validity, amount or any other matter relating to Accounts by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits and appraisals of the financial affairs and Collateral of the Loan Parties. Borrowers shall cooperate fully with the Administrative Agent and Collateral Agent and their respective agents in an effort to facilitate and promptly conclude all such verifications and field audits and appraisals, all of which shall be at the expense of Borrowers. Until such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, field examiners chosen by the Administrative Agent and Collateral Agent shall be present at Borrowers’ places of business to conduct such verifications and field audits and appraisals as frequently as the Administrative Agent and Collateral Agent shall determine, including, by way of example, as frequently as each business day of Borrower. After BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, no more than 3 field audits and appraisals shall be conducted in any year at Borrowers’ expense; provided, that, following the occurrence and during the continuation of an Event of Default, field audits and appraisals may be conducted more frequently at Borrowers’ expense at Administrative Agent’s and Collateral Agent’s reasonable request.

SECTION 5.15 Foreign Cash Repatriation. As promptly as practicable, and in no event later than December 31, 2005, furnish to the Administrative Agent, the Collateral Agent and each Lender evidence, in form and substance satisfactory to the Administrative Agent, that the Foreign Cash Repatriation has occurred.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b) (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01(b) or refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced, (ii) Indebtedness under the Convertible Debentures and (iii) the Prior Letters of Credit, provided, however, that as each Prior Letter of Credit is terminated or expires by its terms, such Prior Letter of Credit may be renewed or replaced only with a Letter of Credit issued under this Agreement;

(c) Indebtedness of any Company under Hedging Agreements entered into in the ordinary course of business;

(d) to the extent recorded in the Companies’ intercompany account ledgers, intercompany Indebtedness of the Companies outstanding to the extent permitted by Section 6.04(d);

(e) Indebtedness of the Borrowers and their Subsidiaries organized in a State within the United States in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof (other than refinancings funded with intercompany advances) and including Indebtedness assumed in connection with a Permitted Acquisition, in an aggregate amount not to exceed $15.0 million at any time outstanding;

(f) (i) Indebtedness of Foreign Subsidiaries listed on Schedule 6.01(f) and existing on the Closing Date, (ii) Indebtedness incurred by a Foreign Subsidiary and owed to a Foreign Subsidiary, (iii) Indebtedness incurred after the Closing Date and prior to January 1, 2006 by a Foreign Subsidiary which is owed to any Loan Party in an aggregate principal amount at any time outstanding not to exceed the amount equal to (x) $15.0 million, less (y) the amount of equity Investments made by Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(i) and so long as any securities or other instruments evidencing such Indebtedness are pledged in accordance with Section 5.10, (iv) Indebtedness incurred after the Closing Date and prior to January 1, 2006 and after such time as the Foreign Cash Repatriation shall have occurred, by a Foreign Subsidiary which is owed to any Loan Party in an aggregate principal amount at any time outstanding not to exceed the amount equal to (x) the lower of (A) $10.0 million and (B) the amount of cash in excess of $65.0 million that has been repatriated by Foreign Subsidiaries to deposit accounts subject to a Deposit Account Control Agreement of BearingPoint in the United States after the Closing Date and prior to January 1, 2006, less (y) the amount of equity Investments made by the Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(ii), less (z) the amount of any cash payments made pursuant to Section 6.06(f), and so long as any securities or other instruments evidencing such Indebtedness are pledged in accordance with Section 5.10, (v) Indebtedness of a Loan Party which is owed to a Foreign Subsidiary, (vi) Indebtedness incurred at any time during the year 2006 by a Foreign Subsidiary which is owed to any Loan Party in an aggregate principal amount not to exceed the amount equal to (x) $25.0 million, less (y) the amount of equity Investments made by the Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(iii) during such year; provided, that, with respect to each such incurrence of Indebtedness, the Consolidated Fixed Charge Coverage Ratio for the twelve month period ended as of the most recent month for which financial information is required to have been delivered under Section 5.01(c)(iv) shall be greater than 1.25 to 1.0 as to any such incurrence prior to September 1, 2006, and greater than 1.50 to 1.0 as to any such incurrence on or after September 1, 2006 (in each case, such calculation of the Consolidated Fixed Charge Coverage Ratio to be certified by delivery of an Officer’s Certificate to the Administrative Agent with such accompanying detail as to such calculation as the Administrative Agent shall reasonably request), provided, however, that, if the then applicable minimum Consolidated Fixed Charge Coverage Ratio is not attained, Foreign Subsidiaries may incur Indebtedness pursuant to this clause (vi) in an aggregate principal amount not to exceed (x) the lower of (A) $12.5 million and (B) 100% of the amount of cash that has been repatriated during the year 2006 by Foreign Subsidiaries to deposit accounts subject to a Deposit Account Control Agreement of BearingPoint in the United States less (y) the amount of equity Investments made by the Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(iii) during such year, provided, further, that (x) any securities or other instruments evidencing any

Indebtedness incurred pursuant to this clause (vi) are pledged in accordance with Section 5.10 and (y) no Default exists at the time any Indebtedness is incurred pursuant to this clause (vi) or would result therefrom, and (vii) Indebtedness incurred at any time during the year 2007 and each year thereafter by a Foreign Subsidiary which is owed to any Loan Party in an aggregate principal amount not to exceed in any year, the amount equal to (x) $25.0 million, less (y) the amount of equity Investments made by the Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(iv) during such year; provided, that, with respect to each such incurrence of Indebtedness, the Consolidated Fixed Charge Coverage Ratio for the most recently ended period of four fiscal quarters for which financial information is required to have been delivered under Section 5.01(b) shall be greater than 1.50 to 1.0, provided, further, that (x) any securities or other instruments evidencing any Indebtedness incurred pursuant to this clause (vii) are pledged in accordance with Section 5.10 and (y) no Default exists at the time any Indebtedness is incurred pursuant to this clause (vii) or would result therefrom; provided, further, that, none of the Indebtedness permitted pursuant to this paragraph (f) shall be directly or indirectly guaranteed by any Loan Party;

(g) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;

(h) (i) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted to be incurred by another Loan Party under this Section 6.01 and (ii) Contingent Obligations of any Company other than a Loan Party in respect of Indebtedness otherwise permitted to be incurred by any Company other than a Loan Party under this Section 6.01;

(i) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;

(j) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;

(k) Indebtedness of Foreign Subsidiaries in respect of letters of credit so long as no such Indebtedness is guaranteed or secured by any Loan Party; and

(l) other unsecured Indebtedness, including Indebtedness assumed in connection with a Permitted Acquisition of any Company and guaranties by the Loan Parties of Indebtedness of Foreign Subsidiaries in respect of letters of credit, not to exceed $40.0 million in the aggregate principal amount at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which do not pertain to Indebtedness that is due and payable or which pertain to Liens that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) Liens in existence on the Closing Date and set forth on Schedule 6.02(c) and any replacement, extension or renewal thereof; provided, that (i) the underlying Indebtedness is permitted to be replaced, extended or renewed under Section 6.01(b) and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date;

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any Property subject to such Liens) does not exceed $2.5 million at any time outstanding;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

(ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) so long as a listing of all such then outstanding performance and other bonds (including, without limitation, the amount of each such bond) is reported to the Administrative Agent and Collateral Agent with the delivery of each Borrowing Base Certificate, or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, (x) to the extent such Liens are not imposed by law, other than equitable liens of a surety bond issuer, such Liens shall in no event encumber any Property other than cash and Cash Equivalents which have been deposited with such lienholder or a Letter of Credit shall have been issued for the benefit of such lienholder and (y) in the case of any such Lien against any of the Collateral, other than equitable liens of a surety bond issuer, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

(g) Leases or subleases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(e); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the Property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the Property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and do not encumber any other Property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on Property (including, without limitation, cash) of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, Property which constitutes Collateral, and (ii) such Liens extending to the Property of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Sections 6.01(f) or 6.01(k);

(l) Liens granted pursuant to the Security Documents;

(m) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(p) Liens deemed to exist in connection with set-off rights in the ordinary course of Borrowers’ and their Subsidiaries’ business; and

(q) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods.

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities or Pledged Notes (each as defined in the Security Agreement).

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (i) the sale of such Property is permitted by Section 6.05 and (ii) any Liens arising in connection with its use of such Property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) Investments outstanding on the Closing Date and identified on Schedule 6.04(a);

(b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business; or (v) make prepayments and deposits to suppliers in the ordinary course of business;

(c) Borrowers may enter into Hedging Agreements to the extent permitted by Section 6.01(c);

(d) any Loan Party may make intercompany loans and advances to any other Loan Party that is a Wholly-Owned Subsidiary; provided that (i) such loan shall simultaneously be recorded on such Loan Party’s ledgers as an intercompany loan, (ii) any loans made pursuant to this paragraph shall be evidenced by an intercompany note in substantially the form of Exhibit J which shall be pledged (and delivered) by such Loan Party that is the lender of such intercompany loan to the Administrative Agent as Collateral pursuant to the Security Agreement, (iii) such loan shall be subordinated to the Obligations of the Loan Parties, and may only be repaid, in accordance with the provisions of the intercompany note attached as Exhibit J hereto; provided further that no Loan Party may make loans to any Foreign Subsidiary pursuant to this paragraph unless permitted under Section 6.01(f);

(e) any Foreign Subsidiary may make intercompany loans and advances to any Loan Party, provided such loan or advance is permitted pursuant to Section 6.01;

(f) any Company may make any loan or advance permitted pursuant to Section 6.01;

(g) Borrowers and the Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as information in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent with respect to such then outstanding loans and advances, including, without limitation, the aggregate amount thereof that is then outstanding, is reported to the Administrative Agent and the Collateral Agent with the delivery of each Borrowing Base Certificate;

(h) Borrowers and the Subsidiaries may sell or transfer assets and acquire assets to the extent permitted by Section 6.05;

(i) Borrowers may establish (i) Wholly Owned Subsidiaries to the extent permitted by Section 6.12 and (ii) non-Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non-Wholly Owned Subsidiaries and/or joint ventures shall not exceed $10.0 million at any time outstanding, after taking into account amounts returned in cash (including upon disposition);

(j) Investments (other than as described in Section 6.04(d)) (i) by Borrowers in any Subsidiary Guarantor, (ii) by any Company in Borrowers or any Subsidiary Guarantor, (iii) by a Subsidiary Guarantor in another Subsidiary Guarantor and (iv) by any Foreign Subsidiary in any other Foreign Subsidiary;

(k) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(l) Investments made by Borrowers or any Subsidiary as consideration received in connection with a sale of assets made in compliance with Section 6.05;

(m) Earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(n) Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04 hereof;

(o) Investments by any Company in the form of a Permitted Acquisition;

(p) Investments by the Borrowers in the form of the Barents Group Loans;

(q) (i) equity Investments by Loan Parties in Foreign Subsidiaries after the Closing Date and prior to January 1, 2006 not to exceed the amount equal to (x) $15.0 million, less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.04(f)(iii), plus (ii) after such time as the Foreign Cash Repatriation shall have occurred, equity Investments by Loan Parties in Foreign Subsidiaries after the Closing Date and prior to January 1, 2006 not to exceed the amount equal to (x) the lower of (A) $10.0 million and (B) the amount of cash in excess of $65.0 million that has been repatriated by Foreign Subsidiaries to deposit accounts subject to a Deposit Account Control Agreement of BearingPoint in the United States after the Closing Date and prior to January 1, 2006, less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.01(f)(iv) less (z) the amount of any cash payments made pursuant to Section 6.06(f), plus (iii) equity Investments by Loan Parties in Foreign Subsidiaries at any time during the year 2006 not to exceed the amount equal to (x) $25.0 million, less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.01(f)(vi) during such year; provided, that, with respect to each such equity Investment, the Consolidated Fixed Charge Coverage Ratio for the twelve month period ended as of the most recent month for which financial information is required to have been delivered under Section 5.01(c)(iv) shall be greater than 1.25 to 1.0 as to any such equity Investment prior to September 1, 2006, and greater than 1.50 to 1.0 as to any such equity Investment on or after September 1, 2006 (in each case, such calculation of the Consolidated Fixed Charge Coverage Ratio to be certified by delivery of an Officer’s

Certificate to the Administrative Agent with such accompanying detail as to such calculation as the Administrative Agent shall reasonably request), provided, however, that, if the then applicable Consolidated Fixed Charge Coverage Ratio is not attained, the Loan Parties may make equity Investments in Foreign Subsidiaries pursuant to this clause (iii) in an amount not to exceed (x) the lower of (A) $12.5 million and (B) 100% of the amount of cash that has been repatriated during the year 2006 by Foreign Subsidiaries to deposit accounts subject to a Deposit Account Control Agreement of BearingPoint in the United States less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.01(f)(vi) during such year; provided, further, that no Default exists at the time any equity Investment is made pursuant to this clause (iii) or would result therefrom, plus (iv) equity Investments by Loan Parties in Foreign Subsidiaries at any time during the year 2007 and each year thereafter not to exceed in any year the amount equal to (x) $25.0 million, less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.01(f)(vii) during such year; provided, that, with respect to each such equity Investment, the Consolidated Fixed Charge Coverage Ratio for the most recently ended period of four fiscal quarters for which financial information is required to have been delivered under Section 5.01(b) shall be greater than 1.50 to 1.0, provided, further, that no Default exists at the time any equity Investment is made pursuant to this clause (iv) or would result therefrom;

(r) Investments held in the BearingPoint, Inc. Deferred Compensation Plan and other Investments as part of compensation arrangements not exceeding $10.0 million in the aggregate during the term of this Agreement;

(s) Investments in deposit accounts or securities accounts opened in the ordinary course of business provided such deposit accounts and securities accounts are subject to Control Agreements if required hereunder or under the Security Agreement;

(t) So long as no Default exists, any cash transfer by a Loan Party to a Foreign Subsidiary (each, a “Cash Transfer”) provided that:

(i) the Borrowers shall notify the Administrative Agent of any such Cash Transfer at least five Business Days in advance thereof;

(ii) the purpose of such Cash Transfer shall be to enable a Foreign Subsidiary to make payment to one or more of the Loan Parties, including payment of interest on an outstanding intercompany loan payable by a Foreign Subsidiary to one or more of the Loan Parties;

(iii) within five Business Days following the date of such Cash Transfer a Foreign Subsidiary returns the cash in an amount equal to the amount of such Cash Transfer to one or more of the Loan Parties;

(iv) the Borrowers shall deliver to the Administrative Agent, within five Business Days after the date of such return, written confirmation satisfactory to the Administrative Agent that such Cash Transfer was made in compliance with these provisions; and

(v) the amount of Cash Transfers pursuant to this subsection (t) outstanding at any time shall not exceed $10.0 million;

(u) Loan Parties may capitalize or forgive any Indebtedness owed to it by other Loan Parties (except that Borrowers shall not forgive intercompany loans made to any other Loan Party); and

(v) Investments by the Loan Parties in deposit accounts in banks located outside the United States, in a total amount not to exceed $6.5 million in the aggregate at any time during the term of this Agreement.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its Property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property or assets of any Person (or agree to do any of the foregoing at any future time), except that:

(a) Capital Expenditures by Borrowers and the Subsidiaries shall be permitted to the extent permitted by Section 6.08(d);

(b) (i) purchases or other acquisitions of inventory, materials, equipment and intangible assets and sales of inventory in the ordinary course of business shall be permitted, (ii) sales of equipment or software procured on behalf of a customer in the ordinary course of business shall be permitted, (iii) sales of equipment shall be permitted to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property or (2) the proceeds of such disposition are applied in accordance with Section 2.09; (iv) sales by any Foreign Subsidiary to another Foreign Subsidiary shall be permitted; (v) licenses of intellectual property rights by the Borrowers or any Subsidiary in the ordinary course of business shall be permitted; (vi) dispositions by the Borrowers or any Subsidiary consisting of leases and subleases of real property shall be permitted solely to the extent that such real property is not necessary for the normal conduct of operations of the Borrowers or such Subsidiary; (vii) dispositions by the Borrowers or any Subsidiary thereof of assets acquired in connection with any transaction permitted by Section 6.04 that the Borrowers or such subsidiary intended to sell at the time of such transaction shall be permitted; provided (1) such assets were identified in writing to the Administrative Agent at the time of such transaction and (2) the aggregate fair market value of such assets does not exceed fifteen percent of the aggregate purchase price paid in connection with such transaction (including, without limitation, all cash payments, Indebtedness and other obligations assumed, earn-out payments (valued at an amount to be agreed upon between the Borrowers and the Administrative Agent), seller financing, deferred payments or equity issued), (viii) sales of used, worn out, obsolete or surplus Property by any Company in the ordinary course of business and the abandonment or other sale or disposition of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole shall be permitted, (ix) subject to Section 2.09(b), Asset Sales listed on Schedule 6.05(b) shall be permitted; and (x) subject to Section 2.09(b), Asset Sales not otherwise included in clauses (b)(i) through (ix) of this shall be permitted; provided that the aggregate consideration received in respect of all asset sales pursuant to this clause (b)(x) shall not exceed $5.0 million in any four consecutive fiscal quarters of Borrowers;

(c) Investments may be made and sold to the extent permitted by Section 6.04;

(d) Borrowers and the Subsidiaries may sell Cash Equivalents and use cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;

(e) Borrowers and the Subsidiaries may lease (as lessee or lessor) real or personal Property in the ordinary course of business and in accordance with the applicable Security Documents;

(f) Borrowers and the Subsidiaries may consummate Permitted Acquisitions;

(g) any Loan Party (other than Borrowers) may transfer or lease Property to, or acquire or lease Property from, any Loan Party; provided that the Lien on and security interest in such Property granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or 5.11, as applicable;

(h) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect;

(i) discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the account debtor is not an Affiliate;

(j) Permitted Liens (to the extent constituting a conveyance of Property) shall be permitted;

(k) BearingPoint may forgive the indebtedness outstanding under the Barents Group Loans; and

(l) any Loan Party may merge with or into any other Loan Party so long as a Borrower is the surviving entity in any merger involving a Borrower.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions deemed appropriate in order to effect the foregoing.

SECTION 6.06 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that:

(a) any Subsidiary of a Borrower (i) may pay cash Dividends to a Borrower or any Wholly Owned Subsidiary of a Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of a Borrower, may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(b) so long as no Default exists or would result therefrom, BearingPoint may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of any Company; provided that (i) all amounts used to effect such repurchases are obtained by BearingPoint from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of any Company or (ii) to the extent the proceeds used to effect any repurchase pursuant to this clause (ii) are not obtained as described in preceding clause (i), (x) Borrowing Availability for the 60 days prior to the date that any such Dividend is paid shall be not less than $25.0 million, (y) projected Borrowing Availability for the 60 days after the date that any such Dividend is paid shall be not less than $25.0 million based on projections presented by BearingPoint to the Administrative Agent and reasonably satisfactory to the Administrative Agent and (z) the aggregate amount of Dividends paid by BearingPoint pursuant to this paragraph (b) (exclusive of amounts paid as described pursuant to preceding clause (i)) shall not exceed $1.0 million in any fiscal year of BearingPoint;

(c) so long as no Default exists or would result therefrom, BearingPoint may pay Dividends, in an amount not to exceed during any fiscal year, $5.0 million less any amounts paid during such fiscal year pursuant to Section 6.06(e), pursuant to and in accordance with stock option plans or other benefit plans or arrangements for directors, officers or employees of BearingPoint or its Subsidiaries;

(d) so long as no Default exists or would result therefrom, BearingPoint may repurchase its capital stock upon exercise of options or warrants solely to the extent that shares of such capital stock represent a portion of the exercise price of such options or warrants and no cash is tendered or paid by BearingPoint in connection therewith;

(e) so long as no Default exists or would result therefrom, BearingPoint may make cash payments, in an amount not to exceed during any fiscal year, $5.0 million less any amounts paid during such fiscal year pursuant to Section 6.06(c), in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of BearingPoint;

(f) (i) after such time as the Foreign Cash Repatriation shall have occurred, (ii) after such time as BearingPoint shall have made the Satisfactory Public Filings other than its Form 10-Q filing for the quarter ended September 30, 2005, (iii) after the Closing Date and prior to January 1, 2006, (iv) so long as no Default exists or would result therefrom, and (v) as long as Consolidated EBITDA for the month of July 2005 is equal to at least $13.4 million and Consolidated EBITDA for the month of August 2005 is equal to at least $31.5 million (in each case, such calculation of Consolidated EBITDA to be certified by delivery of an Officer’s Certificate to the Administrative Agent with such accompanying detail as to such calculation as the Administrative Agent shall reasonably request), BearingPoint may make cash payments after the Closing Date and prior to January 1, 2006 to repurchase its capital stock or to repurchase and retire outstanding Indebtedness in an amount not to exceed (x) the lower of (A) $5.0 million and (B) 50% of the amount of cash in excess of $65.0 million that has been repatriated by Foreign Subsidiaries to deposit accounts subject to a Deposit Account Control Agreement of BearingPoint in the United States after the Closing Date and prior to January 1, 2006, less (y) the amount of Indebtedness which is incurred by Foreign Subsidiaries from the Loan Parties pursuant to Section 6.01(f)(iv), less (z) the amount of equity Investments made by the Loan Parties in Foreign Subsidiaries pursuant to Section 6.04(q)(ii); and

(g) (i) after such time as the Foreign Cash Repatriation shall have occurred, (ii) after such time as BearingPoint shall have made the Satisfactory Public Filings, (iii) after December 31, 2005, (iv) so long as no Default exists or would result therefrom, and (v) as long as the Consolidated Fixed Charge Coverage Ratio for BearingPoint shall be greater than 1.25 to 1.0 as to any payment made prior to September 1, 2006, and greater than 1.50 to 1.0 as to any payment made on or after September 1, 2006, both before giving effect thereto and pro forma after giving effect thereto, BearingPoint may make cash payments in an aggregate amount not to exceed $35,000,000 during the term of this Agreement to repurchase its capital stock or to repurchase and retire outstanding Indebtedness.

SECTION 6.07 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrowers and their Wholly-Owned Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a) Dividends may be paid to the extent provided in Section 6.06;

(b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04;

(c) customary fees may be paid to non-officer directors of BearingPoint and customary indemnities may be provided to all directors of BearingPoint; and

(d) one-time cash payments may be made to employees of BearingPoint and its Subsidiaries who were previously employed by Arthur Andersen & Co. in an aggregate amount not to exceed the amount equal to $6,000,000.

SECTION 6.08 Financial Covenants.

(a) Minimum Cash Collections. Permit Consolidated Loan Party Cash Collections, as of the last day of any month, to be (i) less than $125 million for the month then ended or (ii) less than $420 million for the three-month period then ended.

(b) Minimum EBITDA. Subject to Section 6.08(e), permit Consolidated EBITDA, as of any Test Period during any period set forth in the table below, to be less than the amount set forth opposite such period in the table below:

Test Period Ending	Amount (in millions)
Fiscal quarter ending September 2005	$107.6
Fiscal quarter ending December 2005	$131.6
Fiscal quarter ending March 2006	$132.1
Fiscal quarter ending June 2006	$149.3
Fiscal quarter ending September 2006	$156.2
Fiscal quarter ending December 2006	$175.2
Fiscal quarter ending March 2007	$217.5
Fiscal quarter ending June 2007	$217.5
Fiscal quarter ending September 2007	$217.5
Fiscal quarter ending December 2007	$217.5
Fiscal quarter ending March 2008	$278.1
Fiscal quarter ending June 2008	$278.1
Fiscal quarter ending September 2008	$278.1
Fiscal quarter ending December 2008	$278.1
Fiscal quarter ending March 2009 and each fiscal quarter thereafter	$333.8

(c) Maximum Leverage Ratio. Subject to Section 6.08(e), permit the Leverage Ratio, for any Test Period during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending	Leverage Ratio
Fiscal quarter ending September 2005	7.7 to 1.0
Fiscal quarter ending December 2005	6.3 to 1.0
Fiscal quarter ending March 2006	6.3 to 1.0
Fiscal quarter ending June 2006	5.5 to 1.0
Fiscal quarter ending September 2006	5.2 to 1.0
Fiscal quarter ending December 2006	4.7 to 1.0
Fiscal quarter ending March 2007	3.7 to 1.0
Fiscal quarter ending June 2007	3.7 to 1.0
Fiscal quarter ending September 2007	3.7 to 1.0
Fiscal quarter ending December 2007	3.7 to 1.0
Fiscal quarter ending March 2008	2.9 to 1.0
Fiscal quarter ending June 2008	2.9 to 1.0
Fiscal quarter ending September 2008	2.9 to 1.0
Fiscal quarter ending December 2008	2.9 to 1.0
Fiscal quarter ending March 2009 and each fiscal quarter thereafter	2.4 to 1.0

(d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any Test Period set forth below, to exceed the amount set forth opposite such period below:

Test Period Ending	Amount (in millions)
Fiscal quarter ending September 2005	$111.3
Fiscal quarter ending December 2005	$98.5
Fiscal quarter ending March 2006	$102.9
Fiscal quarter ending June 2006	$103.8
Fiscal quarter ending September 2006	$89.7
Fiscal quarter ending December 2006	$94.1
Fiscal quarter ending March 2007	$94.1
Fiscal quarter ending June 2007	$94.1
Fiscal quarter ending September 2007	$94.1
Fiscal quarter ending December 2007	$94.1
Fiscal quarter ending March 2008	$94.1
Fiscal quarter ending June 2008	$94.1
Fiscal quarter ending September 2008	$94.1
Fiscal quarter ending December 2008	$94.1
Fiscal quarter ending March 2009 and each fiscal quarter thereafter	$94.1

provided, however, that for purposes of determining compliance with the Capital Expenditure covenant set forth above in this paragraph (d), the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount (the “Carry Over Amount”) equal to the positive difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period (without giving effect to any carryover permitted under this proviso) minus the actual amount of any Capital Expenditures expended during such prior period.

(e) The financial covenants set forth in Sections 6.08(b) and (c) shall not be tested for any Test Period if:

(i) at all times during such Test Period that the Borrowing Base was less than $120 million, Borrowing Availability was greater than $15.0 million;

(ii) at all times during such Test Period that the Borrowing Base was greater than or equal to $120 million and less than $130 million, Borrowing Availability was greater than $20.0 million; and

(iii) at all times during such Test Period that the Borrowing Base was greater than or equal to $130 million, Borrowing Availability was greater than $25.0 million;

provided, that, if Borrowing Availability falls below such above required amount as a result of the delivery of a new or revised Borrowing Base Certificate hereunder, Borrowers may, within 3 Business Days after delivery of such Borrowing Base Certificate, (i) repay any outstanding Loans and/or (ii) deposit cash with the Administrative Agent (which cash would then become restricted cash collateral for the Obligations to which Borrowers would not have any access and which would, solely for purposes of determining Borrowing Availability for this Section 6.08(e), be added to the amount of Borrowing Availability), in each case, in an amount sufficient to increase Borrowing Availability to an amount greater than such above required amount, in which event the minimum Borrowing Availability condition set forth in this Section 6.08(e) to testing the covenant set forth in Sections 6.08(b) and (c) shall not be deemed to have been triggered by the delivery of such Borrowing Base Certificate.

SECTION 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (i) Amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness (other than Indebtedness under the Convertible Debentures) or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b); (ii) make (or give any notice in respect thereof) any payment or prepayment on, or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control, termination of trading or similar event of, any Indebtedness outstanding under the Convertible Debentures; (iii) amend or modify, or permit the amendment or modification of, any provision of the Convertible Debentures or any agreement (including the 2004 Indenture, the April 2005 Indenture and the July 2005 Convertible Debentures) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation; (iv) amend or modify, or permit the amendment or modification of, any other Transaction Document, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; or (v) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (v) or any such new agreements pursuant to this clause (v) which do not in any way materially adversely affect in any material respect the interests of the Lenders; and provided that Borrowers may issue such capital stock as is not prohibited by Section 6.11 or any other provision of this Agreement and may amend articles of incorporation or other constitutive documents to authorize any such capital stock.

SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by a Borrower or any other Subsidiary of a Borrower, or pay any Indebtedness owed to a Borrower or any other Subsidiary of a Borrower, (b) make loans or advances to a Borrower or any other Subsidiary of a Borrower or (c) transfer any of its properties to a Borrower or any other Subsidiary of a Borrower except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Borrower or any other Subsidiary of a Borrower; (iv) customary provisions restricting assignment of any agreement entered into by a Borrower or any other Subsidiary of a Borrower in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto; (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.05 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary is a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Borrower; (ix) customary restrictions and conditions contained in purchase money Indebtedness or Capital Leases, to the extent such Indebtedness or Capital Lease is permitted to be incurred; or (x) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity.

SECTION 6.11 Limitation on Issuance of Capital Stock. (a) With respect to BearingPoint, issue any Equity Interest that is not Qualified Capital Stock.

(b) Borrowers will not permit any Subsidiary to issue any Equity Interest of any Subsidiary (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interest of any Subsidiary, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of any Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of any Borrower formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to such Borrower or the Subsidiary of such Borrower which is to own such stock. All Equity Interests issued in accordance with this Section 6.11(b) shall, to the extent required by this Agreement or the Security Agreement, be delivered to the Administrative Agent for pledge pursuant to the Security Agreement.

SECTION 6.12 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries; provided that Borrowers may establish or create one or more Wholly Owned Subsidiaries of Borrowers or one of their Wholly Owned Subsidiaries without such consent so long as (a) 100% of the Equity Interest of any such new Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party or any immaterial or special-purpose Subsidiary to which the Administrative Agent shall agree the provisions of this clause (a) will not apply) is, upon the creation or establishment of any such new Subsidiary (or, in the case of Foreign Subsidiaries if such pledge would have an adverse tax impact on Borrowers as determined by Borrowers), 65%), pledged and delivered to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement; and (b) upon the creation or establishment of any such new Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party or any immaterial or special-purpose Subsidiary to which the Administrative Agent shall agree the provisions of this clause (b) will not apply), such Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Guarantor hereunder and execute a Joinder Agreement and the other Loan Documents all in accordance with Section 5.10(b) above; provided, further, that Borrowers may establish or create non-Wholly Owned Subsidiaries and joint ventures pursuant to Investments made pursuant to Section 6.04(g).

SECTION 6.13 Business. Engage (directly or indirectly) in any business other than those businesses in which Borrowers and their Subsidiaries are engaged on the Closing Date and any other business reasonably related or incidental thereto.

SECTION 6.14 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.

SECTION 6.15 Fiscal Year. Change its fiscal year end to a date other than December 31.

SECTION 6.16 No Negative Pledges. Directly or indirectly enter into or assume any agreement (other than this Agreement) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases, capital leases, license agreements and, except for specific Property to be sold pursuant to an executed agreement with respect to a disposition of assets permitted by this Agreement.

SECTION 6.17 Litigation Settlements. Settle any civil litigation brought against any of the Loan Parties if the settlement amount to be paid by the Loan Parties would exceed, either individually or in the aggregate with all other civil litigation settlement payments made by the Loan Parties during any period of 12 consecutive months following the Closing Date, $15.0 million net of any insurance proceeds.

ARTICLE VII.

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Borrower or any other Guarantor;

(e) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(f) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(g) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(h) any lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(i) the release of any Borrower or any other Guarantor; or

(j) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than indefeasible payment in full in cash of all Obligations and the termination of all Commitments).

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Loan Party thereof exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of any Borrower or any other Guarantor now or hereafter owing to any Guarantor or any Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any Indebtedness of the Guarantors now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of any Borrower to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII.

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) (i) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than errors resulting in an understatement of the Borrowing Base) or (ii) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument (other than a Borrowing Base Certificate) furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained (i) in Section 2.04(f), 5.02, 5.03 or 5.13(a) and such default shall continue unremedied or shall not be waived for a period of 3 Business Days or (ii) in Section 5.04(a), 5.04(b), 5.08, 5.15 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 20 days after written notice thereof from the Administrative Agent or any Lender to Borrowers;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in clauses (i) and (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $18.0 million at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the Property or assets of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; or (iii) the winding-up or liquidation of any Company; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable (after taking into account all rights of contribution), admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $18.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;

(j) an ERISA Event or noncompliance with the terms of a Foreign Plan or any applicable laws with respect to any Foreign Plan shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $5.0 million or the imposition of a Lien on any assets of a Company (in each case, excluding any liability or Lien arising out of the Companies’ employee benefit plans in Europe to the extent that such liabilities and Liens are limited solely to the European Foreign Subsidiaries and the assets of the European Foreign Subsidiaries);

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Administrative Agent, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) the Guarantees shall cease to be in full force and effect, unless in connection with the sale, merger or dissolution of a Guarantor to the extent permitted under Section 6.05 hereof;

(m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n) there shall have occurred a Change in Control or a Termination of Trading;

(o) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(p) the indictment by any Governmental Authority of any Loan Party as to which any Loan Party or Administrative Agent receives notice and as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or the conviction of any Loan Party under any criminal statute, or the commencement of criminal proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available (i) include damages in excess of $5,000,000 or (ii) could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01 Collateral Account.

(i) The Administrative Agent is hereby authorized to establish and maintain at one of its offices, in its own name and pursuant to a Control Agreement, a restricted deposit account designated “Borrower LC Collateral Account”. Each Loan Party shall deposit into the LC Collateral Account from time to time the cash collateral required to be deposited under Section 2.17(j) hereof.

(ii) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

SECTION 9.02 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral pursuant to the exercise by the Administrative Agent or the Collateral Agent of its rights and remedies or in respect of any mandatory prepayments while a Default or Event of Default shall have occurred and be continuing, shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows (in each case, without duplication):

(a) First, to the payment of the reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization incurred or due to the Administrative Agent, the Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the indefeasible payment in full in cash, of all Obligations constituting accrued interest, payable to the Lenders hereunder, equally and ratably as set forth below;

(d) Fourth, to the indefeasible payment in full in cash of the outstanding principal amount of the Swingline Loans;

(e) Fifth, to the indefeasible payment in full in cash of all Obligations constituting principal of Loans other than the Swingline Loan;

(f) Sixth, to the indefeasible payment in full of cash collateral in the amount of 105% of the total LC Exposure, in accordance with Section 2.17(j);

(g) Seventh, to the indefeasible payment in full in cash, of all Obligations due to any Lender under a Lender Hedging Agreement permitted by this Agreement;

(h) Eighth, to the payment of all other Obligations; and

(i) Ninth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each Secured Party entitled to receive an amount within any of the categories listed above shall receive an amount equal to its pro rata share of the amount available to be applied to such category listed above.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 10.02 Administrative Agent and Collateral Agent in Its Individual Capacity. Each of the Persons serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, as applicable, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder or Collateral Agent, as applicable.

SECTION 10.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent, as applicable, or any of its respective Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and Collateral Agent by Borrowers or a Lender, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Collateral Agent, as applicable.

SECTION 10.04 Reliance by Agents. Each of the Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Agents may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05 Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as applicable. The Administrative Agent and Collateral Agent and any such respective sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of Administrative Agent and Collateral Agent.

SECTION 10.06 Successor Administrative Agent and/or Collateral Agent. The Administrative Agent and/or Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Bank and Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent, as applicable may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent and/or Collateral Agent, as applicable is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or Collateral Agent, as applicable hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable.

Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by Borrowers to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the Administrative Agent’s and/or Collateral Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its respective sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and/or Collateral Agent, as applicable.

SECTION 10.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 10.08 No Other Administrative Agent or Collateral Agent. The Lenders identified in this Agreement, the Syndication Agent and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither the Syndication Agent nor the Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agent as it makes with respect to the Administrative Agent or Collateral Agent or any other Lender in this Article X. Notwithstanding the foregoing, the parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.10 Additional Loans. Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans, Swingline Loans, or additional Letters of Credit to Borrowers which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $10.0 million outstanding at any time and shall not cause the aggregate Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment and (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Revolving Loans, Swingline Loans, or Letters of Credit more than sixty (60) days from the date of the first such additional Revolving Loans, Swingline Loans, or Letters of Credit. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such additional Revolving Loans, Swingline Loans, or Letters of Credit provided that Administrative Agent is acting in accordance with the terms of this Section 10.10.

SECTION 10.11 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name, address and tax identification number of each Borrower and other information regarding Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to Borrowers at:

BearingPoint, Inc.

757 Third Avenue

New York, NY 10017

Attention: Patrick Kinzler

Telecopy No.: (212) 954-4386

with a copy to:

BearingPoint, Inc.

1676 International Drive

McLean, VA 22102

Attention: David Schwiesow

Telecopy No.: (703) 747-8075

(b) if to the Administrative Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Maria Pina

Telecopy No.: (203) 719-4176

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: William D. Brewer

Telecopy No.: (212) 294-4700

(c) if to the Collateral Agent, to it at:

General Electric Capital Corporation

299 Park Avenue, 3rd Floor

New York, NY 10171

Attention: BearingPoint Account Manager

Telecopy No.: (646) 428-7094

with a copy to:

General Electric Capital Corporation

201 Merritt 7

Norwalk, CT 06856

Attention: Corporate Counsel - Commercial Finance

Telecopy No.: (203) 956-4001

with a copy to the Administrative Agent as set forth in Section 11.01(b) above

(d) if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01 and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

SECTION 11.02 Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan

Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that, no such amendment, waiver or consent shall, unless in writing and signed by Supermajority Lenders increase any of the advance rates set forth in the definition of “Borrowing Base”; provided, further, that no such amendment, waiver or consent shall, unless in writing and signed by all the Lenders do any of the following (i) increase the dollar amount of the Commitment of any Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive default interest under Section 2.06(c) to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders), or reduce or forgive any Fees payable hereunder, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments or set-offs required thereby, (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Guarantor from its Guarantee (except as provided herein with respect to Subsidiaries that may be sold, liquidated or dissolved), or limit its liability in respect of such Guarantee, (vii) change the order of application of proceeds set forth in Section 9.02 or (viii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Collateral Agent, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement that requires unanimous approval of all Lenders as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrowers shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to paragraph (iii) of Section 11.02(b); provided further that each replaced Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 11.03 Expenses; Indemnity. (a) Borrowers agree to pay all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, and administration of this Agreement and the other Loan Documents, or in connection with any amendments, modifications, enforcement costs, work-out costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the work-out, enforcement or protection of its rights in connection with this Agreement (including pursuant to Section 5.14 of this Agreement) and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent, and, in connection with any such enforcement or protection, or work-out, the fees, charges and disbursements of any other counsel for the Agents or any Lender.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Transactions, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any Property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Person (or any of its Affiliates) shall be responsible or liable to another Person or any of its Subsidiaries, Affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the extent that Borrowers fail to pay any amount required to be paid by it to the Agents, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

SECTION 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Borrowers and the Guarantors may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or any Guarantor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than any Borrower or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, Borrowers (except (A) after the occurrence and during the continuation of a Default or Event of Default or (B) prior to the completion of the primary syndication (as determined by the Lead Arranger) of the Commitments and the Loans by the Lead Arranger) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the primary syndication of the Commitment and Loans by the Lead Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of Revolving Commitments and Revolving Loans, $5.0 million unless each of Borrowers and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further that any consent of Borrowers otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrowers to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by Borrowers in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(c) The Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, the Issuing Bank, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section 11.04, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, provided that no Lender shall be required to disclose or share the information contained in such register with the Borrowers or any other party, except as required by applicable law.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrowers (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of Section 11.04 concerning assignments are fully satisfied.

SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.14 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 11.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ or its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any Subsidiary, which source is not in breach of any confidentiality or similar agreement between it and any Borrower or any Subsidiary. For the purposes of this Section 11.12, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Transactions (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEARINGPOINT, INC.

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

BEARINGPOINT, LLC

By: BEARINGPOINT, INC., as managing member

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

SUBSIDIARY GUARANTORS:

BEARINGPOINT AMERICAS, INC.
BEARINGPOINT GLOBAL, INC.
BEARINGPOINT GLOBAL OPERATIONS, INC.
BEARINGPOINT INTERNATIONAL I, INC.
BEARINGPOINT USA, INC.
METRIUS, INC.
OAD ACQUISITION CORP.
OAD GROUP, INC.
PEATMARWICK, INC.
SOFTLINE ACQUISITION CORP.
SOFTLINE CONSULTING & INTEGRATORS, INC.

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

BEARINGPOINT ENTERPRISE HOLDINGS, LLC
BEARINGPOINT ISRAEL, LLC
BEARINGPOINT RUSSIA, LLC
BEARINGPOINT SOUTH PACIFIC, LLC
BEARINGPOINT SOUTHEAST ASIA, LLC
BEARINGPOINT TECHNOLOGY PROCUREMENT SERVICES, LLC i2 MID ATLANTIC LLC i2 NORTHWEST LLC
PELOTON HOLDINGS, L.L.C.

By: BEARINGPOINT, LLC, as managing member
By: BEARINGPOINT, INC., as managing member

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

SUBSIDIARY GUARANTORS:

BEARINGPOINT BG, LLC

By: BEARINGPOINT GLOBAL OPERATIONS, INC., as managing member

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

BEARINGPOINT PUERTO RICO, LLC

By: BEARINGPOINT AMERICAS, INC., as managing member

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

BEARINGPOINT GUAM L.L.C.

By:	/s/ Patrick H. Kinzler
Name:	Patrick H. Kinzler
Title:	Treasurer

UBS AG, STAMFORD BRANCH, as Issuing Bank and Administrative Agent

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

By:	/s/ Sailoz Sikka
Name:	Sailoz Sikka
Title:	Associate Director Banking Products Services, US

UBS LOAN FINANCE LLC, as Swingline Lender

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

By:	/s/ Sailoz Sikka
Name:	Sailoz Sikka
Title:	Associate Director Banking Products Services, US

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and Collateral Agent

By:	/s/ Christopher Cox
Name:	Christopher Cox
Title:	Duly Authorized Signatory

WELLS FARGO FOOTHILL, LLC, as Documentation Agent

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	V.P.

Annex I

Applicable Margin

		Revolving Loans
Pricing Tier	Borrowing Availability	ABR	Eurodollar
Level I	> $100 million	0.25%	1.25%
Level II	> $75 million, but < $100 million	0.50%	1.50%
Level III	> $50 million, but < $75 million	0.75%	1.75%
Level IV	> $25 million, but < $50 million	1.00%	2.00%
Level V	< $25 million	1.25%	2.25%

Notwithstanding the foregoing, the Applicable Margin shall be set at Level IV until December 31, 2005. Beginning January 1, 2006 and each day thereafter, the Applicable Margin shall be determined in accordance with the foregoing table based on Borrowing Availability on such day. Each change in the Applicable Margin resulting from a change in Borrowing Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of such change in Borrowing Availability until the date immediately preceding the next date of any change in Borrowing Availability that results in another change in the Applicable Margin. In addition, solely for purposes of determining the Applicable Margin under the foregoing table, from and after such time as BearingPoint shall have made the Satisfactory Public Filings and Borrowers shall have Satisfactory Collateral Systems, Borrowing Availability shall include any Suppressed Availability at the time of determination; provided, however, that, solely for purposes of the foregoing provision, the Administrative Agent may, in its discretion, determine that the Satisfactory Public Filings have been made if satisfactory filings for the periods ended December 31, 2004, March 31, 2005 and June 30, 2005 are all made prior to the date on which the filing for the period ended September 30, 2005 is due.

EXHIBIT A-1

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE — BEARINGPOINT, INC.

Lending Institution:

Name for Signature Pages:
Will sign Credit Agreement: ☐ Will come via Assignment: ☐ Number of Days post-closing:

Name for Signature Blocks:

Name for Publicity:

Address:

Main Telephone:

Telex No./Answer back:

CONTACT-Credit	Name:
Address:

Telephone:
Fax:

CONTACT-Operations	Name:
Address:

Telephone:
Fax:

PAYMENT INSTRUCTIONS

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
For further credit:
Account No.:
Attention:
Reference:

A-1-1

UBS AG, Stamford Branch, ADMINISTRATIVE DETAILS

UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901 Main Telephone:	Account Administrator Attn: Tel: Fax:	Secondary Contact Attn: Tel: Fax:

Wire Instructions:	The Agent’s wire instructions will be disclosed at the time of closing.

A-1-2

EXHIBIT A-2

[Form of]

COMPLIANCE CERTIFICATE

I, [            ], the Financial Officer of BEARINGPOINT, INC. and BEARINGPOINT, LLC (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of July 19, 2005 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), and the Guarantors party thereto, the Lenders party thereto, UBS Securities LLC, as Lead Arranger, General Electric Capital Corporation, as syndication agent and collateral agent, UBS AG, Stamford Branch, as Administrative Agent and Issuing Bank and UBS Loan Finance LLC as Swingline Lender:

a. Attached hereto as Schedule 1 are reasonably detailed calculations1 demonstrating compliance by Borrowers with Section 6.08 of the Credit Agreement. Borrowers are in compliance with such Section as of the date hereof. [At all times during the relevant Test Period: (i) that the Borrowing Base was less than $120 million, Borrowing Availability was greater than $15.0 million, (ii) that the Borrowing Base was greater than or equal to $120 million and less than $130 million, Borrowing Availability was greater than $20.0 million and (iii) that the Borrowing Base was greater than or equal to $130 million, Borrowing Availability was greater than $25.0 million. Therefore, the covenants set forth in Sections 6.08(b) and (c) are not required to be tested for the relevant Test Period.]

b. [Attached hereto as Schedule 2 is the report of [accounting firm.]]2

c. No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.3

[1]	To accompany annual, quarterly and monthly financial statements only for those financial covenants that are required to be tested for the relevant Test Period, which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, a breakdown of the components of such calculations.
[2]	To accompany annual financial statements only. The report must certify that such financial statements were prepared in accordance with GAAP.
[3]	If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto.

A-2-1

Dated this [    ] day of [            ], 20[    ].

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC

By: BEARINGPOINT, INC.,
as managing member

By:
Name:
Title:

A-2-2

[Note: Schedules to be attached.]

A-2-3

EXHIBIT A-3

[Form of]

LC REQUEST [AMENDMENT]

Dated (4)

UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of July 19, 2005, among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), and the Guarantors party thereto, the Lenders party thereto, UBS Securities LLC, as Lead Arranger, General Electric Capital Corporation as syndication agent and collateral agent and UBS AG, Stamford Branch, as Administrative Agent and Issuing Bank and UBS Loan Finance LLC as Swingline Lender.

Attention:

Ladies and Gentlemen:

We hereby request that UBS AG, Stamford Branch, as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned(5) on (6) (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of (7). [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in Dollars.

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

[4]	Date of LC Request.
[5]	Note that if the LC Request is for the account of a Subsidiary, Borrowers shall be co-applicants, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.
[6]	Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).
[7]	Aggregate initial stated amount of Letter of Credit.

A-3-1

The beneficiary of the requested Letter of Credit [will be] [is] (8), and such Letter of Credit [will be] [is] in support of (9) and [will have] [has] a stated expiration date of (10). [Describe the nature of the amendment, renewal or extension.]

We hereby certify that:

(1) Each Borrower and each other Loan Party is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.

(2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it. No injunction or other restraining order has been issued, is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.

(4) After giving effect to the request herein, the LC Exposure will not exceed the LC Commitment, the total Revolving Exposures will not exceed the total Revolving Commitments.

[8]	Insert name and address of beneficiary.
[9]	Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.
[10]	Insert last date upon which drafts may be presented which may not be later than (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

A-3-2

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]

By:
Name:
Title:

A-3-3

EXHIBIT A-4

[Form of]

LENDER ADDENDUM

Reference is made to the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC ( “Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger (in such capacity, “Arranger”), General Electric Capital Corporation, as syndication agent and collateral agent, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS Loan Finance LLC as Swingline Lender.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 11.14 of the Credit Agreement, the undersigned hereby becomes a Revolving Lender thereunder having the Commitment[s] set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

A-4-1

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this      day of             , 200    .

as a Revolving Lender
[Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

A-4-2

Accepted and agreed:

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

UBS AG, Stamford Branch, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

A-4-3

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of [Revolving] Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Revolving Commitment:

A-4-4

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]11]

3.	Borrowers:	BearingPoint, Inc. and BearingPoint, LLC

[11]	Select as applicable.

4. Administrative Agent: UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger (in such capacity, “Arranger”), UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”).

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[1][2]
Revolving Loans	$	$	%

[Page break]

[1][2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]13

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BEARINGPOINT, INC.14

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

[13]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.
[14]	To be completed to the extent consent is required under Section 11.04(b).

UBS AG, Stamford Branch,

as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form of Exhibit A-1 to the Credit Agreement, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

UBS AG, Stamford Branch,

    as Administrative Agent for

the Lenders referred to below,

677 Washington Boulevard

Stamford, Connecticut 06901

Attention:

Re: BearingPoint, Inc.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as syndication agent and collateral agent (“Collateral Agent”). Borrowers hereby give you notice pursuant to Section 2.03 of the Credit Agreement that they request a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Revolving Borrowing] [Swingline Loan]

(B) Principal amount of Borrowing[1][5] in Dollars

(C) Date of Borrowing (which is a Business Day)

(D) Type of Borrowing	[ABR] [Eurodollar][16]

[15]	ABR Loans must be in an amount that is at least $5,000,000 and integral multiples of $1,000,000 in excess thereof. Eurodollar Loans must be in an amount that is at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.
[16]	Shall be ABR for Swingline Loans.

(E) Interest Period and the last day thereof[17]

(F) Funds are requested to be disbursed to Borrower’s account with:

Borrowers hereby represent and warrant that the conditions to lending specified in Sections 4.02(b), (c), (d) and (e) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[17]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Borrowers have caused this Borrowing Request to be executed and delivered by their duly authorized representative as of the date first written above.

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

EXHIBIT D

[Form of]

INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,

    as Administrative Agent for

the Lenders referred to below,

677 Washington Boulevard

Stamford, Connecticut 06901

Attention:

Re: BearingPoint, Inc.

[Date]

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”).

Borrowers hereby request that on [            ]18 (the “Interest Election Date”),

1. $[            ] of the presently outstanding principal amount of the Loans originally made on [            ],

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

[18]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case,

3. be [converted into] [continued as],

4. [Eurodollar Loans having an Interest Period of [one/two/three/six months] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);

(b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature Page Follows]

Borrowers have caused this Interest Election Request to be executed and delivered by their duly authorized representative as of the date first written above.

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

EXHIBIT E

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrowers;

WHEREAS, pursuant to Section 5.10(b) of the Credit Agreement, certain Subsidiaries that were not in existence on the date of the Credit Agreement are required to become Loan Parties under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Loan Party”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent and the New Loan Party hereby agree as follows:

(a) Joinder. In accordance with Section 5.10(b) of the Credit Agreement, the New Loan Party by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

(b) Representations and Warranties. The New Loan Party hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder (as modified by the supplements to the schedules attached hereto) are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor from and after the date hereof in the Credit Agreement shall be deemed to include the New Loan Party from and after the date hereof. The New Loan Party hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

(c) Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

(e) No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

(f) Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.

(g) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

NEW LOAN PARTY

By:
Name:
Title:

Address for Notices:

UBS AG, Stamford Branch, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Note: Schedules to be attached.]

EXHIBIT F-1

[Form of]

REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, (“Borrowers”), hereby promise to pay to the order of [                    ] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrowers further agree to pay interest in like money at such office specified in Section 2.13 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrowers hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”), is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature

F-1-1

and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

F-1-2

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

F-1-3

EXHIBIT F-2

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, (“Borrowers”), hereby promise to pay to the order of UBS Loan Finance LLC (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      ($                    ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.16 of the Credit Agreement referred to below. Borrowers further agree to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.16 of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrowers hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”) is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

F-2-1

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

F-2-2

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC
By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

F-2-3

EXHIBIT G-1

EXHIBIT G-1

TO CREDIT AGREEMENT

Form Of

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of July 19, 2005 (as amended, restated and modified from time to time, the “Security Agreement”), made by BEARINGPOINT, INC., a Delaware corporation and BEARINGPOINT, LLC, a Delaware limited liability company (“Borrowers”), THE GUARANTORS PARTY THERETO (the “Guarantors”) (Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Loan Parties,” and each, a “Loan Party”), in favor of UBS AG, STAMFORD BRANCH as administrative agent (in such capacity, the “Administrative Agent”), and (ii) that certain Credit Agreement dated as of July 19, 2005 (as amended, restated and modified from time to time, the “Credit Agreement”) among the Loan Parties, certain other parties thereto and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

This Perfection Certificate is being delivered to the Administrative Agent on this 19th day of July 2005. The undersigned hereby certify to the Administrative Agent as of the date hereof as follows:

(A) Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation, memorandum or articles of association or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) incorporated, formed or organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization and the Federal Employer Identification Number of each Loan Party.

(i) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Loan Party has had since June 30, 2000, together with the date of the relevant change.

(ii) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, since June 30, 2000.

(B) Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.

(i) Set forth in Schedule 2(b) are all locations where each Loan Party maintains any books or records relating to any Collateral.

(ii) Set forth in Schedule 2(c) hereto are all other places of business of each Loan Party at which Collateral is maintained.

(iii) Set forth in Schedule 2(d) hereto are all other locations not identified above where each Loan Party maintains any Collateral, other than Collateral located at a client’s site in the ordinary course of business.

(iv) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than any Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment with a value individually or in the aggregate in excess of $250,000.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 attached hereto all of the Collateral has been originated by a Loan Party in the ordinary course of business or consists of goods which have been acquired by any Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4(a) is a true and accurate summary of file search reports from each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1. Attached hereto as Schedule 4(b) is a true copy of each financing statement and judgment and tax liens, bankruptcy and pending lawsuits, and other filings identified in such file search reports.

5. Filings. The financing statements, attached as Schedule 5, relating to the Security Agreement Collateral are in the appropriate forms (including the indications of the collateral covered thereby) for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 and (ii) the appropriate intellectual property filing offices for the filings described in Schedule 13(a) and 13(b) and (iii)

any other filings or registrations required in any jurisdiction to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Administrative Agent pursuant to the Security Agreement. Except as set forth on Schedule 6, no other actions, filings or registrations are required in any jurisdiction to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Administrative Agent pursuant to the Security Agreement.

7. Real Property. No Loan Party owns any Real Property. Attached hereto as Schedule 7 is a list of all real property leased by each Loan Party.

8. Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements, or their equivalents or authorizations to register their equivalents, in non-U.S. jurisdictions, if any, in the appropriate form for filing in the applicable jurisdiction identified therein to terminate the financing statements described in Section 4 other than those that relate to Permitted Liens.

9.	[Reserved].

10. Stock Ownership and other Equity Interests. Attached hereto as Schedule 10 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Loan Party and each of their respective Subsidiaries, the record and, if different, the beneficial owners of such stock, partnership interests, membership interests or other equity interests. Schedule 10 also lists, with respect to each Loan Party, the number of shares owned by such owner and its percentage ownership, and the numbers of any certificate representing such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 10 is each equity investment of each Loan Party and each of their respective Subsidiaries that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness for any amount individually or in the aggregate in excess of $250,000 held by the Loan Parties as of the date hereof, including all intercompany notes between Loan Parties or any Loan Party and any of their respective Subsidiaries.

12. Advances. Attached hereto as Schedule 12 is (a) a true and correct list of all advances made by any Loan Party to any Loan Party as of the date hereof, which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Security Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Loan Party as of the date hereof.

13. Intellectual Property. Attached hereto as Schedule 13(a) is a schedule setting forth all issued Patents and registered Trademarks and applications therefor (each as defined in the Security Agreement) with respect to Patents and Trademarks of each Loan Party, including, if applicable, the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Patent and Trademark with respect to Patents and Trademarks of each Loan Party. Attached hereto as Schedule 13(b) is a schedule setting forth all registered Copyrights and applications therefor (each as defined in the Security Agreement) with respect to Copyrights of each Loan Party, including, if applicable, the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright with respect to Copyrights owned by each Loan Party.

14. Commercial Tort Claims. Attached hereto as Schedule 14 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by any of the Loan Parties having a value individually or in the aggregate in excess of $500,000, including a brief description thereof.

15. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 15 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.

16. Letter-of-Credit Rights. Attached hereto as Schedule 16 is a true and correct list of all Letters of Credit issued in favor of any Loan Party, as beneficiary thereunder, in an amount individually or in the aggregate in excess of $100,000.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed this Perfection Certificate as of the date of delivery set forth above.

BEARINGPOINT, INC., on behalf of itself and each of the other Loan Parties

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	State of Formation	Registered Organization (Yes/No)	Organizational Number[19]	Federal Taxpayer Identification Number

[19]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Loan Party	Prior Name	Date of Change

G-1-1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party	Other Name

G-1-2

Schedule 2(a)

Chief Executive Offices

Loan Party	Address

G-1-3

Schedule 2(b)

Location of Books

Loan Party	Address

G-1-4

Schedule 2(c)

Other Places of Business

Loan Party	Address

G-1-5

Schedule 2(d)

Additional Locations of Collateral

Loan Party	Address

G-1-6

Schedule 2(e)

Locations of Collateral in Possession of

Persons Other Than Company or Any Subsidiary

Loan Party	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral

G-1-7

Schedule (3)

Transactions Other Than in the Ordinary Course of Business

G-1-8

Schedule 4(a)

File Search Reports

G-1-9

Schedule 4(b)

Copies of Reported Financing Statements

G-1-10

Schedule 5

Copy of Financing Statements To Be Filed

G-1-11

Schedule 6

Filings/Filing Offices

Loan Party	Type of Filing	Jurisdiction and Filing Office

G-1-12

Schedule 7

Real Property

Loan Party	Address	Owned or Leased	Landlord/Owner if Leased

G-1-13

Schedule 8

Termination Statements

G-1-14

Schedule 9

Changes from Circumstances Described in Perfection Certificate

G-1-15

Schedule 10

Stock Ownership and other Equity Interests

Issuer	Record Owner (Beneficial Owner, if different)	Certificate No.	No. of Shares or Interests	Percentage Ownership

G-1-16

Schedule 11

Instruments and Chattel Paper

1. Promissory Notes and Instruments:

Noteholder	Obligor	Principal Amount	Date of Issuance	Maturity Date

2. Chattel Paper:

G-1-17

Schedule 12

Advances

Loan Parties (Advanced to/Advanced by)	Amount of Advances

G-1-18

Schedule 13(a)

Patents and Trademarks

Trademarks:

Trademark	Registration or Application No.	Record Owner	Date of Issuance

Patents:

Patent	Registration or Application No.	Record Owner	Date of Issuance

G-1-19

Schedule 13(b)

Copyrights

Copyright	Registration or Application No.	Record Owner	Date of Issuance

G-1-20

Schedule 14

Commercial Tort Claims

G-1-21

Schedule 15

Deposit Accounts, Securities Accounts and Commodity Accounts

Loan Party	Type of Account	Bank or Intermediary	Account No.

G-1-22

Schedule 16

Letter of Credit Rights

G-1-23

EXHIBIT G-2

EXHIBIT G-2

TO CREDIT AGREEMENT

Form of

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of                           200    , is delivered pursuant to (i) that certain Security Agreement dated as of July 19, 2005 (as amended, restated and modified from time to time, the “Security Agreement”), made by BEARINGPOINT, INC., a Delaware corporation and BEARINGPOINT, LLC, a Delaware limited liability company (“Borrowers”), THE GUARANTORS PARTY THERETO (the “Guarantors”) (Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Loan Parties,” and each, a “Loan Party”), in favor of UBS AG, STAMFORD BRANCH as administrative agent (in such capacity, the “Administrative Agent”), and (ii) that certain Credit Agreement dated as of July 19, 2005 (as amended, restated and modified from time to time, the “Credit Agreement”) among the Loan Parties, certain other parties thereto and Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

The undersigned hereby certify to the Administrative Agent that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date [as supplemented on                     ,      200    ] (the “Prior Perfection Certificate”) [other than as follows].

(C) Names. Except as listed on Schedule 1(a) through (c) attached hereto and made a part hereof:

(a) The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation, memorandum or articles of association or any other organizational document, is set forth in Schedule 1(a) to the Prior Perfection Certificate. Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate, (ii) incorporated, formed or organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate. Also set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Loan Party that is a registered organization and the Federal Employer Identification Number (or the equivalent federal taxpayer identification number, if any, for the Canadian Loan Parties) of each Loan Party.

(b) Set forth in Schedule 1(b) to the Prior Perfection Certificate is any other corporate or organizational names each Loan Party has had during the past 5 years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) to the Prior Perfection Certificate is a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise during the past 5 years.

(D) Current Locations. Except as listed on Schedule 2(a) through (e), attached hereto and made a part hereof:

(a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b) Set forth in Schedule 2(b) to the Prior Perfection Certificate are all locations where each Loan Party maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) to the Prior Perfection Certificate are all other places of business of each Loan Party at which Collateral is maintained.

(d) Set forth in Schedule 2(d) to the Prior Perfection Certificate are all other locations not identified above where each Loan Party maintains any Collateral, other than Collateral located at a client’s site in the ordinary course of business.

(e) Set forth in Schedule 2(e) to the Prior Perfection Certificate are the names and addresses of all persons or entities other than any Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment with a value individually or in the aggregate in excess of $250,000.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 to the Prior Perfection Certificate, and except for purchases, acquisitions and other transactions since the Closing Date conducted in compliance with the terms and conditions of the Credit Agreement set forth on Schedule 3 attached hereto and made a part hereof, all of the Collateral has been originated by a Loan Party in the ordinary course of business or consists of goods which have been acquired by any Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. [Reserved].

5. Filings. Except as attached as Schedule 5 hereto, the financing statements, attached as Schedule 5 to the Prior Perfection Certificate, relating to the Security Agreement Collateral are in the appropriate forms (including the indications of the collateral covered thereby) for filing in the filing offices in the jurisdictions identified in Section 6 hereof.

6. Schedule of Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, Schedule 6 to the Prior Perfection Certificate is a schedule of (i) the appropriate filing offices for the financing statements described in Section 5 hereof attached hereto and (ii) the appropriate intellectual property filing offices for the filings described in Section 13 hereof and (iii) any other filings or registrations required in any jurisdiction to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Administrative Agent pursuant to the Security Agreement. Except as set forth on Schedule 6 attached hereto and made a part hereof or on Schedule 6 to the Prior Perfection Certificate, no other actions, filings or registrations are or will be required in any jurisdiction to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Administrative Agent pursuant to the Security Agreement for the entire 12-month period following the date of this Perfection Certificate Supplement.

7. Real Property. Except as listed on Schedule 7 attached hereto and made a part hereof, Schedule 7 to the Prior Perfection Certificate is a list of all real property owned or leased by each Loan Party.

8. [Reserved].

9. [Reserved].

10. Stock Ownership and other Equity Interests. Except as listed on Schedule 10 attached hereto and made a part hereof, Schedule 10 to the Prior Perfection Certificate is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Loan Party and each of their respective Subsidiaries, the record and, if different, the beneficial owners of such stock, partnership interests, membership interests or other equity interests. Except as listed on Schedule 10 attached hereto and made a part hereof, Schedule 10 to the Prior Perfection Certificate also lists, with respect to each Loan Party, the number of shares owned by such owner and its percentage ownership, and the numbers of any certificate representing such stock, partnership interests, membership interests or other equity interests. In addition, except as listed on Schedule 10 attached hereto and made a part hereof, Schedule 10 to the Prior Perfection Certificate lists each equity investment of each Loan Party and each of their respective Subsidiaries that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Chattel Paper. Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness for any amount individually or in the aggregate in excess of $250,000 held by the Loan Parties as of the date hereof, including all intercompany notes between Loan Parties or any Loan Party and any of their respective Subsidiaries.

12. [Reserved.]

13. Intellectual Property. Except as listed on Schedule 13(a) attached hereto and made a part hereof, Schedule 13(a) to the Prior Perfection Certificate is a schedule setting forth all issued Patents and registered Trademarks and applications therefor (each as defined in the Security Agreement) with respect to Patents and Trademarks of each Loan Party, including, if applicable, the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Patent and Trademark with respect to Patents and Trademarks of each Loan Party. Except as listed on Schedule 13(b) attached hereto and made a part hereof, Schedule 13(b) to the Prior Perfection Certificate is a schedule setting forth all registered Copyrights and applications therefor (each as defined in the Security Agreement) with respect to Copyrights of each Loan Party, including, if applicable, the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright with respect to Copyrights owned by each Loan Party.

14. Commercial Tort Claims. Except as listed on Schedule 14 attached hereto and made a part hereof, Schedule 14 to the Prior Perfection Certificate is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by any of the Loan Parties, having a value individually or in the aggregate in excess of $100,000, including a brief description thereof.

15. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 15 attached hereto and made a part hereof, Schedule 15 to the Prior Perfection Certificate is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.

16. Letter-of-Credit Rights. Except as listed on Schedule 16 attached hereto and made a part hereof, Schedule 16 to the Prior Perfection Certificate is a true and correct list of all Letters of Credit issued in favor of any Loan Party, as beneficiary thereunder, in an amount individually or in the aggregate in excess of $100,000.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed this Perfection Certificate Supplement as of the date of delivery set forth above.

BEARINGPOINT, INC., on behalf of itself and each of the other Loan Parties

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	State of Formation	Registered Organization (Yes/No)	Organizational Number[20]	Federal Taxpayer Identification Number

[20]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Loan Party	Prior Name	Date of Change

G-2-1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party	Other Name

G-2-2

Schedule 2(a)

Chief Executive Offices

Loan Party	Address

G-2-3

Schedule 2(b)

Location of Books

Loan Party	Address

G-2-4

Schedule 2(c)

Other Places of Business

Loan Party	Address

G-2-5

Schedule 2(d)

Additional Locations of Collateral

Loan Party	Address

G-2-6

Schedule 2(e)

Locations of Collateral in Possession of

Persons Other Than Company or Any Subsidiary

Loan Party	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral

G-2-7

Schedule (3)

Transactions Other Than in the Ordinary Course of Business

G-2-8

Schedule 5

Copy of Financing Statements

G-2-9

Schedule 6

Filings/Filing Offices

Loan Party	Type of Filing	Jurisdiction and Filing Office

G-2-10

Schedule 7

Real Property

Loan Party	Address	Owned or Leased	Landlord/Owner if Leased

G-2-11

Schedule 9

Changes from Circumstances Described in Perfection Certificate

G-2-12

Schedule 10

Stock Ownership and other Equity Interests

Issuer	Record Owner (Beneficial Owner, if different)	Certificate No.	No. of Shares or Interests	Percentage Ownership

G-2-13

Schedule 11

Instruments and Chattel Paper

1. Promissory Notes and Instruments:

Noteholder	Obligor	Principal Amount	Date of Issuance	Maturity Date

2. Chattel Paper:

G-2-14

Schedule 13(a)

Patents and Trademarks

Trademarks:

Trademark	Registration or Application No.	Record Owner	Date of Issuance

Patents:

Patent	Registration or Application No.	Record Owner	Date of Issuance

G-2-15

Schedule 13(b)

Copyrights

Copyright	Registration or Application No.	Record Owner	Date of Issuance

G-2-16

Schedule 14

Commercial Tort Claims

G-2-17

Schedule 15

Deposit Accounts, Securities Accounts and Commodity Accounts

Loan Party	Type of Account	Bank or Intermediary	Account No.

G-2-18

Schedule 16

Letter of Credit Rights

G-2-19

EXHIBIT H

SECURITY AGREEMENT

By

BEARINGPOINT, INC. and BEARINGPOINT, LLC,

as Borrowers

and

THE GUARANTORS PARTY HERETO

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

Dated as of July 19, 2005

i

ii

Section 11.14	No Credit for Payment of Taxes or Imposition	36
Section 11.15	No Claims Against Administrative Agent	36
Section 11.16	No Release	36
Section 11.17	Obligations Absolute	36

EXHIBIT 1	Form of Issuers Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Securities Account Control Agreement
EXHIBIT 5-A	Form of Deposit Account Control Agreement - Springing Dominion
EXHIBIT 5-B	Form of Deposit Account Control Agreement - Full Dominion

iii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of July 19, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, the “Agreement”) made by BearingPoint, Inc. and BearingPoint, LLC (the “Borrowers”) and THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Guarantors”) ANY ADDITIONAL BORROWERS OR GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Pledgors,”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors and the Additional Pledgors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of UBS AG, STAMFORD BRANCH, in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).

R E C I T A L S:

A. The Borrowers, the Administrative Agent, General Electric Capital Corporation, as Syndication Agent, and Collateral Agent, UBS Securities, LLC, as Lead Arranger, UBS AG, Stamford Branch, as Issuing Bank and as Swingline Lender and the lending institutions listed therein (together with the Administrative Agent in its capacity as a lender, the “Lenders”) have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of July 19, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Each Guarantor has, pursuant to the Credit Agreement, among other things, unconditionally guaranteed the obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as hereinafter defined).

C. The Borrowers and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. It is contemplated that one or more of the Pledgors may enter (or may have entered) into one or more Lender Hedging Agreements with one or more of the Lenders or their respective Affiliates.

E. Each Pledgor is or, as to Pledged Collateral (as hereinafter defined) acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

F. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

G. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to any Lender issuing Letters of Credit under the Credit Agreement or entering into any Lender Hedging Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

2. DEFINITIONS AND INTERPRETATION

(a) Definitions.

(A) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(B) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(C) The following terms shall have the following meanings:

“Additional Pledged Interests” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of any issuer of Initial Pledged Interests or any interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each issuer or under the Operative Agreement of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other equity interests from time to time acquired by such Pledgor in any manner and (ii) to the extent required to be pledged by the terms of the Credit Agreement, including, without limitation, Section 5.10 of the Credit Agreement, all membership, partnership or other equity interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of such limited liability company, partnership or other entity together with all rights, privileges, authority and powers of such Pledgor relating to such interests or under the Operative Agreement of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other equity interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests, from time to time acquired by such Pledgor in any manner provided, however, that to the extent applicable, Additional Pledged Interests shall not include any interest possessing more than 65% of the voting power of control of all classes of interests entitled to vote of any foreign Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to any Pledgor and, in any event, shall not include the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

2

“Additional Pledged Shares” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any other equity interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests issued by any such issuer under the Operative Agreement of any such issuer, and the certificates, instruments and agreements representing such interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such interests, from time to time acquired by such Pledgor in any manner and (ii) to the extent required to be pledged by the terms of the Credit Agreement, including, without limitation, Section 5.10 of the Credit Agreement, all the issued and outstanding shares of capital stock of each corporation hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation together with all rights, privileges, authority and powers of such Pledgor relating to such shares or under the Operative Agreement of such corporation and the certificates, instruments and agreements representing such shares and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such shares, from time to time acquired by such Pledgor in any manner provided, however, that to the extent applicable, Additional Pledged Shares shall not include any interest possessing more than 65% of the voting power of control of all classes of interests entitled to vote of any foreign Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to any Pledgor and, in any event, shall not include the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

“Additional Pledgors” shall have the meaning assigned to such term in the Preamble hereof.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such in the Preamble hereof.

“Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

“Collateral Account” shall mean a collateral account or sub-account established and maintained by the Administrative Agent (or a Lender that agrees to be an administrative sub-agent for the Administrative Agent) in its name as Administrative Agent for the Secured Parties in accordance with the provisions of Section 9.01 of the Credit Agreement and all funds from time to time on deposit in the Collateral Account including, without limitation, all Cash Equivalents and all certificates and instruments from time to time representing or evidencing such investments; all

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notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of any Pledgor in substitution for, or in addition to, any or all of the Pledged Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Pledged Collateral.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements and the Securities Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, including, without limitation, the copyrights, registrations and applications listed in Schedule 13(b) annexed to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 5-A or Exhibit 5-B.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC held by Pledgor and located in the United States other than Excluded Accounts and in any event shall include, without limitation, the LC Collateral Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Pledged Notes.

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“Excluded Accounts” shall mean, (i) the Deposit Accounts listed on Schedule 2.04(f) to the Credit Agreement, (ii) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrowers to be paid to the Internal Revenue Service or state or local government agencies within the following month with respect to employees of any of the Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (iii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and trust or other fiduciary accounts or (iv) accounts containing balances of less than $300,000.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include, without limitation, (i) all of such Pledgor’s rights, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how and warranties relating to any of the Pledged Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral, (v) all lists, books, records, correspondence, ledgers, print-outs, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral, including, without limitation, all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Pledgor pertaining to operations now or hereafter conducted by such Pledgor or any of the Pledged Collateral including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Pledged Collateral and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

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“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Indemnitees” shall have the meaning assigned to such term in Section 11.3(a) hereof.

“Initial Pledged Interests” shall mean, with respect to each Pledgor, all membership, partnership or other equity interests (other than in a corporation), as applicable, of each issuer owned by such Pledgor as described in Schedule 10 annexed to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor in and to each such issuer or under the Operative Agreement of each such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests; provided, however, that to the extent applicable, Initial Pledged Interests shall not include any interest not required to be pledged pursuant to Section 5.10 of the Credit Agreement or any interest possessing more than 65% of the voting power of control of all classes of interests entitled to vote of any foreign Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to any Pledgor and, in any event, shall not include the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

“Initial Pledged Shares” shall mean, collectively, with respect to each Pledgor, the issued and outstanding shares of capital stock of each issuer owned by such Pledgor as described in Schedule 10 annexed to the Perfection Certificate together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under the Operative Agreement of each such issuer, and the certificates, instruments and agreements representing such shares of capital stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Initial Pledged Shares; provided, however, that to the extent applicable, Initial Pledged Shares shall not include any interest not required to be pledged pursuant to Section 5.10 of the Credit Agreement or any interest possessing more than 65% of the voting power of control of all classes of interests entitled to vote of any foreign Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to any Pledgor and, in any event, shall not include the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9 of the UCC and shall include, without limitation, all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

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“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 annexed to the Perfection Certificate and each intercompany note hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 3.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including, without limitation, the license and distribution agreements listed in Schedule 13(a) and 13(b) annexed to the Perfection Certificate, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Operative Agreement” shall mean (i) in the case of any limited liability company or partnership or other non-corporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications and registrations made by such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those listed in Schedule 13(a) annexed to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain perfection certificate dated as of the date hereof, executed and delivered by Borrowers on behalf of each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and

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delivered by any Additional Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be supplemented by each Perfection Certificate Supplement delivered in accordance with the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Notes” shall mean, collectively, the Intercompany Notes and each additional note or Instrument hereafter acquired by any Pledgor that is required to be pledged hereunder and all certificates or agreements evidencing such notes or Instruments, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Pledged Interests” shall mean, collectively, the Initial Pledged Interests and the Additional Pledged Interests; provided, however, that to the extent applicable, Pledged Interests shall not include any interest not required to be pledged pursuant to Section 5.10 of the Credit Agreement or any interest possessing more than 65% of the voting power or control of all classes of interests entitled to vote of any foreign Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to the Pledgor and, in any event, shall not include the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

“Pledged Securities” shall mean, collectively, the Pledged Interests, the Pledged Shares and the Successor Interests.

“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares; provided, however, that Pledged Shares shall not include shares not required to be pledged pursuant to Section 5.10 of the Credit Agreement or shares possessing more than 65% of the voting power of all classes of capital stock entitled to vote of any Subsidiary which is a first tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to the Pledgor and, in any event, shall not include the shares of stock of any foreign Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Securities Account Control Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 4.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Pledged Notes and the Distributions.

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“Successor Interests” shall mean, collectively, with respect to each Pledgor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from any consolidation or merger in which any issuer of Pledged Interests or Pledged Shares is not the surviving entity; provided, however, that Successor Interest shall not include shares or interests not required to be pledged pursuant to Section 5.10 of the Credit Agreement or shares or interests possessing more than 65% of the voting power or control of all classes of capital stock or interests entitled to vote of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) to the extent such pledge would result in an adverse tax consequence to the Pledgor and, in any event, shall not include shares of stock or interests of any foreign Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, to the extent such pledge would trigger a material increase in the gross income of a United States shareholder of such Pledgor pursuant to Section 951 (or a successor provision) of the Code.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Schedule 13(a) annexed to the Perfection Certificate, but excluding intent-to-use United States trademark applications for which an amendment to allege use or statement to use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Trademark, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

(b) Interpretation. The rules of interpretation specified in the Credit Agreement shall be applicable to this Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

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(c) Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

(d) Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

3. grant of security and secured obligations

(a) Pledge. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for its benefit and for the benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under all personal property and interests in personal property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”), including, without limitation:

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Collateral Accounts;

(vii)	all Investment Property;

(viii)	all Intellectual Property Collateral;

(ix)	the Commercial Tort Claims described on Schedule 14 to the Perfection Certificate;

(x)	all General Intangibles;

(xi)	all Deposit Accounts;

(xii)	all Supporting Obligations;

(xiii)	all books and records relating to the Pledged Collateral; and

(xiv)	to the extent not covered by clauses (i) through (xiii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible

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and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

(b) Secured Obligations. Notwithstanding anything herein to the contrary contained in Section 2.1 or anything else, in no event shall the Pledged Collateral include, and no Pledgor shall be deemed to have granted a security interest in, or shall the security interest granted under Section 2.1 hereof attach to (a) in any of the outstanding capital stock of a foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such foreign Subsidiary entitled to vote or that is not required to be pledged pursuant to Section 5.10 of the Credit Agreement; (b) any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d) respectively, or, if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a), or examined and accepted, respectively by the United States Patent and Trademark Office, in each case, only to the extent the grant of any security interest in such intent-to-use Trademark is in violation of 15 U.S.C. § 1060 and only unless and until a “Statement of Use” or “Amendment to Allege Use” is filed, has been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office at which point such Trademarks shall automatically be included as Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due of the Obligations or (c) any Intellectual Property or General Intangible to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein, provided however that the Pledged Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied.

(c) Security Interest. (a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any initial financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including, without limitation, the filing of a financing statement describing the Pledged Collateral as “all assets” or “all assets in which the Pledgor now owns or hereafter acquires rights” or words to that effect and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request.

(B) Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Pledged Collateral if filed prior to the date hereof.

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(C) Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

4. Perfection; Supplements; Further Assurances; Use of Pledged Collateral

(a) Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority (subject to Permitted Liens, if any) security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof, shall, within the time periods required by the Credit Agreement, be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

(b) Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority (subject to Permitted Liens, if any) security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof and that the applicable partnership agreement, operating agreement or other organizational documents do not require the consent of the other shareholders, members, partners or other Person to permit the Administrative Agent or its designee to be substituted for the applicable Pledgor as a shareholder, member, partner or other equity owner, as applicable, thereto. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, cause such pledge to be recorded on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto, execute customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof and provide to the Administrative Agent an opinion of counsel, in form and substance satisfactory to the Administrative Agent, confirming such pledge and perfection thereof.

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(c) Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Pledgor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Pledged Collateral are listed in Schedule 5 annexed to the Perfection Certificate. Each Pledgor represents and warrants that all such filings, registrations and recordings have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 annexed to the Perfection Certificate and shall be filed, registered and recorded immediately after the date thereof. Each Pledgor agrees that at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest (subject to Permitted Liens) and shall defend such security interest against the claims and demands of all Persons, (ii) such Pledgor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Administrative Agent may deem reasonably necessary, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Administrative Agent, such Pledgor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Administrative Agent may deem reasonably necessary for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including the filing of any financing statements, continuation statements and other documents (including the Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including, without limitation, the United States Patent and Trademark Office) wherever required by law to perfect, continue and maintain a valid, enforceable, first priority security interest in the Pledged Collateral as provided herein (subject to Permitted Liens) and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. Each Pledgor hereby authorizes the Administrative Agent to file any such financing or continuation statement or other document without the signature of such Pledgor where permitted by law, including, without limitation, the filing of a financing statement describing the Pledged Collateral as “all assets” or “all assets in which the Pledgor now owns or hereafter acquires rights” or words to that effect.

(d) Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents, warrants and agrees, in each case at such Pledgor’s own expense, with respect to the following Pledged Collateral that:

(A) Instruments and Tangible Chattel Paper. As of the date hereof (i) no amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Pledged Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 annexed to the

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Perfection Certificate and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 annexed to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank, other than the Barents Group Loans. If any amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(B) Deposit Accounts. As of the date hereof (i) it does not maintain any Deposit Accounts other than the accounts listed in Schedule 15 annexed to the Perfection Certificate and (ii) to the extent required by the Credit Agreement, the Administrative Agent has a perfected first priority security interest in each Deposit Account listed in Schedule 15 annexed to the Perfection Certificate by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) the applicable Pledgor shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Administrative Agent and (3) to the extent required by the Credit Agreement, such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account substantially in the form of Exhibit 5-A or Exhibit 5-B annexed hereto or such other form as the Administrative Agent may agree to. No Pledgor shall grant Control of any Deposit Account to any Person other than the Administrative Agent. With respect to any Deposit Account for which the applicable Deposit Account Control Agreement provides that the depository institution may accept instructions from the applicable Pledgor unless and until the Administrative Agent otherwise notifies the depository institution, the Administrative Agent agrees that it shall deliver such notice only if an Event of Default has occurred and is continuing and that it shall not give any instructions directing the disposition of funds from time to time credited to any such Deposit Account unless an Event of Default has occurred and is continuing.

(C) Investment Property. (i) As of the date hereof (1) it has no Securities Accounts or Commodity Accounts containing cash or securities with a value individually or in the aggregate in excess of $250,000 other than those listed in Schedule 15 annexed to the Perfection Certificate and the Administrative Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts by Control, (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 15 annexed to the Perfection Certificate and (3) it has entered into a duly authorized, executed and delivered Securities Account Control Agreement, substantially in the form of Exhibit 4 annexed hereto or such other form as the Administrative Agent may agree to with respect to each Securities Account listed in Schedule 15 annexed to the Perfection Certificate, as applicable.

(ii) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property with a value individually or in the aggregate in excess of $100,000, other than any securities not required to be pledged hereunder, such Pledgor shall (a) within the time periods required by the Credit Agreement, endorse, assign and

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deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Administrative Agent or (b) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Administrative Agent. If any securities now or hereafter acquired by any Pledgor constituting Investment Property, other than any securities not required to be pledged hereunder, are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall, within the time periods required by the Credit Agreement, notify the Administrative Agent thereof and pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Pledgor or such nominee, (b) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Administrative Agent has Control or (c) arrange for the Administrative Agent to become the registered owner of the securities. Pledgor shall not hereafter establish and maintain any Securities Account or Commodity Account with a value individually or in the aggregate in excess of $100,000 with any Securities Intermediary or Commodity Intermediary unless (1) the applicable Pledgor shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Administrative Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property which are proceeds of the Pledged Interests in trust for the benefit of the Administrative Agent and, within the time periods required by the Credit Agreement, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property received by it into an account in which the Administrative Agent has Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any entitlement orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Administrative Agent is the Securities Intermediary. No Pledgor shall grant control over any Investment Property to any Person other than the Administrative Agent.

(iii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Administrative Agent, a Securities Intermediary, Commodity Intermediary, any Pledgor or any other Person; provided, however, that nothing contained in this Section 3.4(c) shall release or relieve any

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Securities Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other Person under any Control Agreement or under applicable law. Except as otherwise permitted in the Credit Agreement, each Pledgor shall promptly pay all Claims and fees of whatever kind or nature with respect to the Investment Property and Pledged Securities pledged by it under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Administrative Agent may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent under this Section 3.4(c) in accordance with Section 11.3 hereof.

(D) Electronic Chattel Paper and Transferable Records. As of the date hereof no amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction other than such Electronic Chattel Paper and transferable records listed in Schedule 11 annexed to the Perfection Certificate. If any amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(E) Letter-of-Credit Rights. If such Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor, other than a Letter of Credit issued pursuant to the Credit Agreement, in an amount individually or in the aggregate in excess of $250,000, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.

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(F) Commercial Tort Claims. As of the date hereof it holds no Commercial Tort Claims other than those listed in Schedule 14 annexed to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a value individually or in the aggregate in excess of $500,000, such Pledgor shall immediately notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.

(G) Landlord Lien Waivers/Bailee Letters. To the extent that such Pledgor is not able to obtain a Landlord Lien Waiver and Access Agreement from each landlord who leases or sub-leases premises to such Pledgor at which books and records related to the Pledged Collateral are located waiving any landlord’s or other applicable possessory lien and otherwise in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall have the right to establish an appropriate Reserve as determined in its reasonable credit judgment.

(e) Joinder of Additional Pledgors. The Pledgors shall cause each Subsidiary of the Borrowers which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Administrative Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto within thirty (30) days on which it was acquired or created and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Borrowers” or “Guarantor”, as applicable, and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Borrowers or Guarantor, as applicable, and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Borrowers, Guarantor and Pledgor as a party to this Agreement.

(f) Supplements; Further Assurances. Each Pledgor shall take such further actions, and to execute and deliver to the Administrative Agent such additional assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate, wherever required by law, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Administrative Agent or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and

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maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors. The Pledgors and the Administrative Agent acknowledge that this Agreement is intended to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in and Lien upon the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

5. representations, warranties and covenants

Each Pledgor represents, warrants and covenants as follows:

(a) Title. No financing statement or other public notice with respect to all or any part of the Pledged Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or as are permitted by the Credit Agreement. No Person other than the Administrative Agent has control or possession of all or any part of the Pledged Collateral, except as permitted by the Credit Agreement or otherwise permitted herein.

(b) Limitation on Liens; Defense of Claims; Transferability of Pledged Collateral. Each Pledgor is as of the date hereof, and, as to Pledged Collateral acquired by it from time to time after the date hereof, such Pledgor will be, the sole direct and beneficial owner of all Pledged Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Permitted Liens. Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all Persons (other than holders of Permitted Liens), at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens. There is no agreement, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgors’ obligations or the rights of the Administrative Agent hereunder.

(c) Chief Executive Office; Change of Name; Jurisdiction of Organization. (a) The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number (if any) and chief executive office of such Pledgor is indicated set forth in Schedules 1(a) and 2(a) annexed to the Perfection Certificate. Such Pledgor shall not change (i) its corporate name, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Pledged Collateral owned by it or any office or facility at which Pledged Collateral owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization or corporate structure, (iv) its Federal Taxpayer Identification Number or organizational identification number or (v) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction), except in accordance with Section 5.12 of the Credit Agreement. Each Pledgor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

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(B) To the extent that UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.3(a), if any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

(d) Location of Collateral; Books and Records. As of the date hereof, all Pledged Collateral of such Pledgor is located at the locations listed in Schedules 2(a) through 2(e) annexed to the Perfection Certificate. Except as expressly permitted herein or in the Credit Agreement, such Pledgor shall not move any books and records relating to the Pledged Collateral to any location other than one within the continental United States that is listed in such Schedules of the Perfection Certificate unless and until (i) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of an officers’ certificate) of its intention so to do, clearly describing such new location within the continental United States and providing such other information in connection therewith as the Administrative Agent may request and (ii) with respect to any such new location, such Pledgor shall use commercially reasonable efforts to obtain a Landlord Lien Waiver and Access Agreement.

(e) [Reserved]

(f) Corporate Names; Prior Transactions. Such Pledgor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 3 annexed to the Perfection Certificate.

(g) Due Authorization and Issuance. All of the Initial Pledged Shares have been, and to the extent any Pledged Shares are hereafter issued, such shares will be, upon such issuance, duly authorized, validly issued by a Pledgor and fully paid and non-assessable. All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor’s status as a partner or a member of any issuer of the Initial Pledged Interests.

(h) No Claims. Such Pledgor owns or has rights to use all of the Pledged Collateral pledged by it hereunder and all rights with respect to any of the foregoing used in, necessary for or otherwise material to such Pledgor’s business as currently conducted. The use by such Pledgor of such Pledged Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Material Adverse Effect. No claim has been made and remains outstanding that such Pledgor’s use of any Pledged Collateral does or may violate the rights of any third Person that would individually, or in the aggregate, have a Material Adverse Effect.

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(i) No Conflicts, Consents, etc. Other than the filing, registrations and recordings described in Section 3.3, no consent of any party (including, without limitation, equity holders or creditors of such Pledgor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the pledge by such Pledgor of the Pledged Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Pledgor, (B) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or (C) for the exercise by the Administrative Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement. Following the occurrence and during the continuance of an Event of Default, in the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

(j) Pledged Collateral. All information set forth herein and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Pledged Collateral (including all information set forth on the schedules annexed to the Perfection Certificate), is accurate and complete in all material respects. Pledgors shall deliver to the Administrative Agent a Perfection Certificate Supplement on an annual basis as required under the Credit Agreement.

(k) Insurance. In the event that the proceeds of any insurance claim are paid after the Administrative Agent has exercised its right to foreclose after an Event of Default such Net Cash Proceeds shall be paid to the Administrative Agent to be applied in accordance with the provisions of Section 9.02 of the Credit Agreement. The Administrative Agent shall retain its interest in the insurance policies required to be maintained pursuant to the Credit Agreement during any redemption period.

(l) Payment of Taxes; Compliance with Laws; Contested Liens; Claims. Each Pledgor represents and warrants that all Claims imposed upon or assessed against the Pledged Collateral have been paid and discharged except to the extent such Claims are permitted to exist or be contested under the Credit Agreement. Each Pledgor shall comply with all Requirements of Law applicable to the Pledged Collateral the failure with which to comply would, individually or in the aggregate, have a Material Adverse Effect. Each Pledgor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing provisions of this Section 4.12, no contest of any such obligation may be pursued by such Pledgor if such contest would expose the Administrative Agent or any other Secured Party to (i) any possible criminal liability or (ii) any additional civil liability for failure to comply with such obligations unless such Pledgor shall have furnished a bond or other security therefor satisfactory to the Administrative Agent, or such Secured Party, as the case may be.

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(m) Access to Pledged Collateral, Books and Records; Other Information. Upon reasonable request to each Pledgor, the Administrative Agent, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable times as may be requested by the Administrative Agent, all of the Pledged Collateral including, without limitation, all of the books, correspondence and records of such Pledgor relating thereto. The Administrative Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and such Pledgor agrees to render to the Administrative Agent, at such Pledgor’s cost and expense, such clerical and other assistance as may be reasonably requested by the Administrative Agent with regard thereto. Such Pledgor shall, at any and all times, within a reasonable time after written request by the Administrative Agent, furnish or cause to be furnished to the Administrative Agent, in such manner and in such detail as may be reasonably requested by the Administrative Agent, additional information with respect to the Pledged Collateral.

(n) Third Party Consents Relating to Intellectual Property Collateral. Each Pledgor shall use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Administrative Agent in any Intellectual Property Collateral.

6. Certain Provisions Concerning Securities Collateral

(a) Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any additional Securities Collateral, accept the same in trust for the benefit of the Administrative Agent and forthwith deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or under Section 3.4(a) in respect of additional Pledged Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Pledged Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Pledged Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

(b) Voting Rights; Distributions; etc.

(A) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations.

(ii) Each Pledgor shall be entitled to receive and retain any and all Distributions, but only if and to the permitted by the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall (except as otherwise set forth herein) be forthwith delivered to

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the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii) The Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(B) Upon the occurrence and during the continuance of any Event of Default:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(C) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(b)(ii) hereof.

(D) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) or Section 5.2(b)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c) Operative Agreements. Each Pledgor has delivered to the Administrative Agent true, correct and complete copies of the Operative Agreements. The Operative Agreements are in full force and effect, have not as of the date hereof been amended or modified except as disclosed to the Administrative Agent, and there is no existing default by any party thereunder or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder. No Pledgor will terminate or agree to terminate any Operative Agreement or make any amendment or modification to any Operative Agreement except as expressly permitted by the terms of the Credit Agreement.

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(d) Defaults, etc. Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Operative Agreements and certificates, if any, delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

(e) Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(i) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii) In the case of each Pledgor which is a partner or member in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Operative Agreement to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

7. CERTAIN Provisions Concerning Intellectual Property Collateral

(a) Grant of License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, to the extent it can be granted, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

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(b) Registrations. Except pursuant to Licenses which have been entered into in the ordinary course of its business, on and as of the date hereof (i) each Pledgor owns and possesses the right to use and has done nothing to authorize or enable any other Person to use, other than in the ordinary course of business, any Copyright, Patent or Trademark listed in Schedules 13(a) and 13(b) annexed to the Perfection Certificate, and (ii) all registrations listed in Schedules 13(a) and 13(b) annexed to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Pledgor’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Pledgor with respect to any Copyright, Patent or Trademark listed in Schedules 13(a) and 13(b) annexed to the Perfection Certificate, respectively, pledged by it under the name of such Pledgor except as could not reasonably be expected to have a Material Adverse Effect.

(d) Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall (a) promptly following its becoming aware thereof, notify the Administrative Agent of any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office or in any Federal, state or local court or administrative body with respect to any material Patent, Trademark or Copyright, (b) maintain, protect and not permit to lapse or become abandoned any Intellectual Property Collateral material to the use and operation of the Pledged Collateral as presently used and operated and as contemplated by the Credit Agreement, (c) upon such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral, the ability of such Pledgor or the Administrative Agent to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Administrative Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, and (d) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business. Notwithstanding the foregoing nothing herein shall prevent any Pledgor from selling, licensing, abandoning, disposing of or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.

(e) After-Acquired Property. If any Pledgor shall, at any time before the Obligations have been paid in full in cash, (a) obtain any rights to any additional Intellectual Property Collateral or (b) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (a) or (b) of this Section 6.5 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (i) provide to the Administrative Agent written notice of any additional issued Patents, registered Trademarks and Copyrights, and applications therefor and (ii) confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.5 by execution of an instrument in form reasonably acceptable to the Administrative Agent.

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(f) Modifications. Each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 13(a) and 13(b) annexed to the Perfection Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Pledgor including, without limitation, any of the items listed in Section 6.5 hereof.

(g) Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent, as the case may be, for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.7 in accordance with Section 11.3 hereof. In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

8. CERTAIN PROVISIONS CONCERNING ACCOUNTS

(a) Special Representations and Warranties. As of the time when each of its Accounts arises, each Pledgor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (a) are genuine and correct and in all material respects what they purport to be, (b) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property or out of an advance or a loan, and (c) are in all material respects in compliance with all applicable Federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

(b) Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent

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business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Administrative Agent’s security interest therein without the consent of any Pledgor.

(c) Legend. Each Pledgor shall legend, at the request of the Administrative Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner satisfactory to the Administrative Agent, the Accounts and the other books, records and documents of such Pledgor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

(d) Modification of Terms, etc. No Pledgor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business, without the prior written consent of the Administrative Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts.

(e) Collection. Each Pledgor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Pledgor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Administrative Agent or any Secured Party, shall be paid by the Pledgors.

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9. Transfers and Other Liens

(a) Transfers of and other Liens on Pledged Collateral. No Pledgor shall (i) sell, convey, assign or otherwise dispose of, or grant any option with respect to, or (ii) grant, convey or permit to exist any Lien on, any of the Pledged Collateral pledged by it hereunder except, in each case, as permitted by the Credit Agreement.

10. REMEDIES

(a) Remedies. (a) Upon the occurrence and during the continuance of any Event of Default the Administrative Agent may from time to time exercise the following rights and remedies (alternatively, successively or concurrently on any one or more occasions) in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its

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own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and there delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(a)(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Pledged Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the

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price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

(b) Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under law) any right to notification of sale or other intended disposition.

(c) Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

(d) Certain Sales of Pledged Collateral.

(i) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(ii) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things,

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to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(iii) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

(e) No Waiver; Cumulative Remedies.

(i) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured

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Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

(f) Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of Administrative Agent, each Pledgor shall execute and deliver to Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

11. PROCEEDS OF CASUALTY EVENTS AND COLLATERAL DISPOSITIONS/Application of Proceeds

(a) Proceeds of Casualty Events and Collateral Dispositions. The Pledgors shall take all actions required by the Credit Agreement with respect to any Net Cash Proceeds of any Casualty Event or from the sale or disposition of any Pledged Collateral.

(b) Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with and as set forth in Section 9.02 of the Credit Agreement.

12. miscellaneous

(a) Concerning Administrative Agent.

(i) The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

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(ii) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

(iii) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) If any item of Pledged Collateral also constitutes collateral granted to Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(b) Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement or in the Credit Agreement (including, without limitation, such Pledgor’s covenants to (a) pay the premiums in respect of all required insurance policies hereunder, (b) pay Claims, (c) make repairs, (d) discharge Liens or (e) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Administrative Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of Section 4.12 hereof. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.3 hereof. Neither the provisions of this Section 11.2 nor any action taken by Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty form constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of

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the Credit Agreement and the other Security Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

(c) Expenses.

(A) Each Pledgor will upon demand pay to the Administrative Agent the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and the reasonable fees and expenses of any experts and agents which the Administrative Agent may incur in connection with (i) any action, suit or other proceeding affecting the Pledged Collateral or any part thereof commenced, in which action, suit or proceeding the Administrative Agent is made a party or participates or in which the right to use the Pledged Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Pledged Collateral with any requirements of any Governmental Authority or law), (ii) the collection of the Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (v) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder or (vi) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts expended by the Administrative Agent and payable by any Pledgor under this Section 11.3 shall be due upon demand therefor (together with interest thereon accruing at the highest rate then in effect under the Credit Agreement during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations.

(B) The Pledgors agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank, the Swingline Lender, each other Secured Party, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”), against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of this Agreement, the Credit Agreement, any other Loan Document or any other document evidencing the Obligations (including, without limitation, any misrepresentation by any Pledgor in this Agreement, the Credit Agreement, other Loan Document or any other document evidencing the Obligations); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct or bad faith of such Indemnitee.

(C) The provisions of this Section 11.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity

33

or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.3 shall be payable promptly (but in any event no more than 10 days following) upon written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) be binding upon the Pledgors, their respective successors and assigns and (b) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their permitted respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and any Lender Hedging Agreement.

(e) Termination; Release. The Pledged Collateral shall be released from the Lien of this Agreement in accordance with the provisions of the Credit Agreement. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

(f) Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and the Pledgors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(g) Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the

34

Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.7.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(i) CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR OR SECURED PARTY WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS OF ANY THEREOF, AND BY EXECUTION AND DELIVERY HEREOF, EACH PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWERS AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY ANY PLEDGOR REFUSES TO ACCEPT SERVICE, SUCH PLEDGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE PLEDGORS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j) Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k) Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as a delivery of a manually executed counterpart of this Agreement.

(l) Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be

35

deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

(m) Waiver of Stay. Each Pledgor agrees that in the event that such Pledgor or any property or assets of such Pledgor shall hereafter become the subject of a voluntary or involuntary proceeding under the Code or such Pledgor shall otherwise be a party to any Federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Code or any similar provision in any such law is applicable, then, in any such case, whether or not the Administrative Agent has commenced foreclosure proceedings under this Agreement, the Administrative Agent shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies (including, without limitation, any foreclosure proceedings) available to the Administrative Agent as provided in this Agreement, in any other Loan Document or any other document evidencing the Obligations.

(n) No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

(o) No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

(p) No Release. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 11.16 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

(q) Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

36

(ii) any lack of validity or enforceability of the Credit Agreement, any Lender Hedging Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Lender Hedging Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Lender Hedging Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.6 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor, other than payment and performance in full in cash of the Obligations and termination of all Commitments under the Credit Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

37

IN WITNESS WHEREOF, the Pledgors and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC

By:	BEARINGPOINT, INC., as managing member

By:
Name:
Title:

BEARINGPOINT AMERICAS, INC.
BEARINGPOINT GLOBAL, INC.
BEARINGPOINT GLOBAL OPERATIONS, INC.
BEARINGPOINT INTERNATIONAL I, INC.
BEARINGPOINT USA, INC.
METRIUS, INC.
OAD ACQUISITION CORP.
OAD GROUP, INC.
PEATMARWICK, INC.
SOFTLINE ACQUISITION CORP.
SOFTLINE CONSULTING & INTEGRATORS, INC.

By:
Name:
Title:

BEARINGPOINT BG, LLC

By:	BEARINGPOINT GLOBAL OPERATIONS, INC.,
as managing member

By:
Name:
Title:

38

BEARINGPOINT ENTERPRISE HOLDINGS, LLC
BEARINGPOINT ISRAEL, LLC
BEARINGPOINT RUSSIA, LLC
BEARINGPOINT SOUTH PACIFIC, LLC
BEARINGPOINT SOUTHEAST ASIA, LLC
BEARINGPOINT TECHNOLOGY PROCUREMENT SERVICES, LLC
I2 MID ATLANTIC LLC
I2 NORTHWEST LLC
PELOTON HOLDINGS, L.L.C.

By:	BEARINGPOINT, LLC, as managing member

	By:	BEARINGPOINT, INC., as managing member

By:
Name:
Title:

BEARINGPOINT PUERTO RICO, LLC

By:	BEARINGPOINT AMERICAS, INC., as managing member

By:
Name:
Title:

BEARINGPOINT GUAM, LLC

By:
Name:
Title:	Authorized Person

39

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

40

EXHIBIT 1

[Form of]

ISSUERS ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of a copy of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2005, made by BearingPoint, Inc. and BearingPoint, LLC (the “Borrowers”), and the Guarantors party thereto in favor of UBS AG, Stamford Branch, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Security Pledge Amendment, dated as of [                ], is delivered pursuant to Section 5.1 of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2005, made by BearingPoint, Inc. and BearingPoint, LLC (the “Borrowers”), and the Guarantors party thereto in favor of UBS AG, Stamford Branch, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Pledged Notes listed on this Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

PLEDGED NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

BEARINGPOINT, INC.
BEARINGPOINT, LLC as Pledgors

By:
Name:
Title:

AGREED TO AND ACCEPTED:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

______________________________________________
______________________________________________
______________________________________________
______________________________________________

Ladies and Gentlemen:

Reference is made to that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2005, made by BearingPoint, Inc. and BearingPoint, LLC (the “Borrowers”), and the Guarantors party thereto in favor of UBS AG, Stamford Branch, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This letter supplements the Security Agreement and is delivered by the undersigned, [            ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

The New Pledgor is executing and delivering to the Administrative Agent a Perfection Certificate with respect to itself on and as of the date hereof.

This agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this letter agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 4

[Form of]

CONTROL AGREEMENT CONCERNING SECURITIES ACCOUNTS

This Control Agreement Concerning Securities Accounts (this “Control Agreement”), dated as of [            ], by and among             (the “Company”), UBS AG, Stamford Branch, as administrative agent for the Lenders and the Agents (the Administrative Agent”) and [            ] (the “Securities Intermediary”), is delivered pursuant to Section 3.4(c) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of July     , 2005, made by and among [                ] [(the “Borrowers”)] [the Company],1 each of the Guarantors listed on the signature pages thereto (together with [the Borrowers] [the Company], the Administrative Agent for the benefit of the Lenders and the Agents. This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Securities Accounts described below. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Securities Intermediary hereby confirms that (i) the Securities Intermediary has established for the Company and maintains the securities account(s) listed in Schedule 1 annexed hereto (such account(s), together with each such other securities account maintained by the Company with the Securities Intermediary collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each of the Designated Accounts is a “securities account” as such term is defined in Section 8-501(a) of the UCC, (iii) the Securities Intermediary shall, subject to the terms of this Control Agreement and the Security Agreement, treat the Administrative Agent as entitled to exercise the rights that comprise any financial asset which is Investment Property and which is credited to a Designated Account and (iv) all securities or other property underlying any financial assets which constitute Investment Property and which are credited to any Designated Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Designated Account be registered in the name of the Company, payable to the order of the Company or specially endorsed to the Company, except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank. For avoidance of doubt, it is noted that the term “Designated Accounts” as used in any security agreement or collateral agreement means both the Designated Accounts hereunder and the “Designated Accounts” in the comparable agreement entered into with respect to any other Pledgor.

Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of Investment Property (whether investment property, financial asset, security, instrument or cash) credited to any Designated Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

[1]	Use “the Company” if Borrowers owns the Designated Account(s). If a Subsidiary owns the Designated Account(s), use BearingPoint, Inc. (the “Borrowers”)”.

Section 3. Entitlement Order. If at any time the Securities Intermediary shall receive an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) issued by the Administrative Agent and relating to Investment Collateral or other Investment Property maintained in one or more of the Designated Accounts, the Securities Intermediary shall comply with such entitlement order without further consent by the Company or any other Person.

Section 4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Designated Account or any Investment Property, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Administrative Agent. The financial assets and other items deposited to any Designated Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Secured Parties (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees and amounts advanced to settle authorized transactions, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s location and the Designated Accounts (as well as the security entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Securities Intermediary and the Company with respect to any Designated Account or any security entitlements or other financial assets credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Securities Intermediary and the Company will not enter into any other agreement with respect to any Designated Account unless the Administrative Agent shall have received prior written notice thereof. The Securities Intermediary and the Company will not enter into any other agreement with respect to creation or perfection of any security interest in, or control of security entitlements maintained in any of the Designated Accounts without the prior written consent of the Administrative Agent acting in its sole discretion. In the event of any conflict with respect to “control” over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any rights hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 7. Certain Agreements.

(i) The Securities Intermediary acknowledges receipt of a copy of the Security Agreement.

(ii) The Securities Intermediary has furnished to the Administrative Agent and the Company the most recent account statement issued by the Securities Intermediary with respect to each of the Designated Accounts and the financial assets and cash balances held therein. The account statement for each Designated Account identifies the Investment Collateral held therein in the manner set forth on Exhibit B annexed hereto. The Securities Intermediary represents and warrants to the Administrative Agent that each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(iii) The Securities Intermediary will, upon its receipt of each supplement to the Security Agreement signed by the Company and identifying one or more security entitlements or other financial assets as “Investment Collateral,” enter into its records, including computer records, with respect to each Designated Account a notation with respect to Investment collateral so that such records and reports generated with respect thereto identify the Investment Collateral as “Pledged.”

(iv) The Administrative Agent has delivered to the Securities Intermediary a list, signed by an authorized representative (the “Authorized Representative”), of the officers of the Administrative Agent authorized to give approvals or instructions under this Control Agreement (including notices and other instructions under Section 9 hereof) and the Securities Intermediary shall be entitled to rely on communications from such authorized officers until the earlier of (A) the termination of this Control Agreement in accordance with the terms hereof, (B) notification by the Authorized Representative of a change in the officers authorized to give approvals or instructions and (C) the assignment of the rights of the Secured Parties in accordance with Section 11 hereof.

Section 8. Notice of Adverse Claims. Except for the claims and interest of the Administrative Agent and of the Company in the Investment Collateral and other Investment Property, the Securities Intermediary on the date hereof does not know of any claim to, or security interest in, any Designated Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto and does not know of any claim that any Person other than the Administrative Agent has been given “control” of any Designated Account or any such financial asset. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process and any claim of “control”) against any of the Investment Collateral or in any financial asset carried in any Designated Account constituting Investment Property, the Securities Intermediary will promptly notify the Administrative Agent and the Company thereof.

Section 9. Maintenance of Designated Accounts. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Administrative Agent delivers to the Securities Intermediary a notice of sole control in substantially the form set forth in Exhibit A attached hereto (the “Notice of Sole Control”) with respect to any Designated Account, the Securities Intermediary agrees that, after receipt of such notice, it will take all instructions with respect to such Designated Account solely from the Administrative Agent. Permitting settlement of trades pending at the time of receipt of such notice shall not constitute a violation of the immediately preceding sentence. Without limiting the generality of the first sentence of this paragraph, upon receipt of a Notice of Sole Control, the Securities Intermediary shall (x) no longer permit any trading with respect to the applicable Investment Collateral to be initiated by the Company or any representative of, or investment manager appointed by, the Company and the Securities Intermediary shall follow all instructions given by an authorized officer of the Administrative Agent, including without limitation instructions for distribution or transfer of any Investment

Collateral or other Investment Property in any Designated Account to be made to the Administrative Agent and (y) follow all instructions given by an authorized officer of the Administrative Agent, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account to be made to the Administrative Agent.

(ii) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to clause (i) of this Section 9, the Company, or an investment manager on behalf of the Company, shall direct the Securities Intermediary with respect to the voting of any Investment Collateral or other financial assets constituting Investment Property credited to any Designated Account.

(iii) Permitted Dispositions. Until such time as the Securities Intermediary receives either a Notice of Sole Control signed by the Administrative Agent with respect to some or all of the Investment Collateral and other Investment Property or a notice signed by the Administrative Agent that a proposed sale, exchange or transfer of certain Investment Collateral by or on behalf of the Company will violate the Security Agreement, the Company, or any representative of, or investment manager appointed by, the Company, may direct the Securities Intermediary with respect to the sale, exchange or transfer of such Investment Collateral held in a Designated Account.

(iv) Statements and Confirmations. The Securities Intermediary will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account or any financial assets constituting Investment Property credited thereto simultaneously to the Company and the Administrative Agent at the address set forth in Section 12 hereof. The Securities Intermediary will provide to the Administrative Agent and to the Company, upon the Administrative Agent’s request therefor from time to time (which may be as frequent as daily and is expected to be at least as frequent as weekly) and, in any event as of the last business day of each calendar month, a statement of the market value of each item of the Investment Collateral in each Designated Account.

(v) Bailee for Perfection. The Securities Intermediary acknowledges that, in the event that it should come into possession of any certificate representing any security or other assets held as Investment Collateral in any of the Designated Accounts, the Securities Intermediary shall retain possession of the same for the benefit of the Administrative Agent (and such act shall cause the Securities Intermediary to be deemed a bailee for the Administrative Agent, if necessary) to perfect the Administrative Agent’s security interest in such securities or assets. The Securities Intermediary hereby acknowledges its receipt of a copy of the Security Agreement as notice to the Securities Intermediary regarding notice of a security interest in collateral held by a bailee.

(vi) Certain Matters Relating to Interest, Dividends, etc. Until receipt of a Notice of Sole Control with respect to some or all of the Investment Collateral (or of a notice from the Administrative Agent, making reference to this Section 9(vi), that an Event of Default, as defined in the Security Agreement, has occurred and is continuing), the Securities Intermediary shall have no responsibility to furnish reports to the Administrative Agent with respect to, or to segregate or otherwise account to the Administrative Agent for, dividends, interest or other amounts received in Designated Accounts with respect to Investment Collateral.

Section 10. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:

(i) The Designated Accounts have been established as set forth in Section 1 hereof and each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement. The Securities Intermediary shall not change the name or account number of any Designated Account without the prior written consent of the Administrative Agent.

(ii) No financial asset constituting Investment Collateral is or will be registered in the name of the Company, payable to its order or specially indorsed to it, except to the extent such financial asset has been indorsed to the Securities Intermediary or in blank.

(iii) This Control Agreement is the valid and legally binding obligation of the Securities Intermediary.

(iv) The Securities Intermediary has not entered into any agreement with any other Person pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) with respect to financial assets credited to any Designated Account. Until the termination of this Control Agreement the Securities Intermediary will not, without the written approval of the Administrative Agent, enter into any agreement with any Person pursuant to which it agrees to comply with entitlement orders with respect to Investment Collateral. Until the termination of this Control Agreement, the Securities Intermediary will not, without the written approval of the Administrative Agent (which shall not be unreasonably withheld), enter into any agreement with any Person relating to any Designated Account or any financial assets credited thereto pursuant to which it agrees to comply with entitlement orders of such Person.

(v) The Securities Intermediary is a “securities intermediary” as defined in Article 8-102(a)(14) of the UCC.

(vi) The Securities Intermediary has not entered into any other agreement with the Company or Administrative Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders with respect to financial assets credited to any Designated Account as set forth in Section 3 hereof.

Section 11. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 12. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgors:	[ ]
[Address]
Attention:

Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Securities Intermediary:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Administrative Agent:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 13. Termination. The rights and powers granted herein to the Administrative Agent have been granted in order to perfect the security interests of the Secured Parties in the Investment Collateral and other Investment Property maintained in the Designated Accounts, are powers coupled with an interest and will be affected neither by the bankruptcy of the Company nor by the lapse of time. The obligations of the Securities Intermediary hereunder shall continue in effect until the security interests of the Secured Parties with respect to the Investment Collateral and other Investment Property have been terminated and an Authorized Representative has notified the Securities Intermediary of such termination in writing.

Section 14. Definitions. The following terms shall have the following meanings:

“Investment Collateral” shall mean, all “investment property,” as such term is used in the UCC, of the Company and, in any event, shall include, without limitation, (i) the Designated Account, (ii) all financial assets, cash, checks, drafts, securities and instruments deposited or held or required to be deposited or held in the Designated Account and all security entitlements relating thereto, (iii) all investments and all certificates and instruments, if any, from time to time representing or evidencing any other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing items listed in clauses (i) and (ii) of this definition and (iv) each consent, control or other agreement, including, without limitation, this Control Agreement, entered into by the Company with the Securities

Intermediary and all rights, if any, and interests of the Company in, to and under each such consent, control or other agreement; provided, however, that Investment Collateral shall in no event include the Securities Collateral.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 15. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 16. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[Signature Page Follows]

[ ]
as Pledgor

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

[ ]
as Securities Intermediary

By:
Name:
Title:

SCHEDULE I

Designated Account(s)

EXHIBIT A

[Letterhead of [                    ]]

[Date]

[Securities Intermediary]

[Address]

Attention:

Re:	Notice of Sole Control

Ladies and Gentlemen:

As referenced in Section 9(i) of the Control Agreement Concerning Designated Accounts dated as of [            ], by and among [            ] (the “Company”), us and you (the “Control Agreement;” capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Control Agreement) (a copy of which is attached) we hereby give you notice of our sole control over the Investment Collateral and other financial assets constituting Investment Property maintained in the securities accounts, account numbers                          (the “Specified Designated Accounts”). You are hereby instructed not to accept any direction, instruction or entitlement order with respect to Investment Collateral maintained in the Specified Designated Accounts or the financial assets constituting Investment Property credited thereto from any Person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [Company].

Very truly yours,

[ ],
as Administrative Agent

By:
Name:
Title:

cc: [Name of Company]

By:
Name:
Title:

EXHIBIT 5-A

[Form of]

CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS

(Disbursement Accounts)

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [                    ], by and among BEARINGPOINT, INC. (the “Company”), UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders and the Agents (the “Administrative Agent”), and [                    ] (the “Bank”), is delivered pursuant to Section 3.4(b) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of July 19, 2005, made by the Company and each of the Guarantors listed on the signature pages thereto (together with the Company, the “Pledgors”), in favor of the Administrative Agent for the benefit of the Lenders and the Agents. This Control Agreement is for the purpose of perfecting the security interests of the Administrative Agent granted by the Company in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms that (i) the Bank has established for the Company and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such deposit account(s), collectively, the “Designated Accounts” and each a “Designated Account”) and (ii) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC. For avoidance of doubt, it is noted that the term “Designated Accounts” as used in any security agreement means both the Designated Accounts hereunder and the “Designated Accounts” in the comparable agreement entered into with respect to any other Pledgor.

Section 2. Control. The Administrative Agent shall at all times (i) have “control” (as defined in Section 9-104 of the UCC) of any Designated Account and (ii) be authorized to direct the Bank to comply, without further consent of the Company or any Person acting or purporting to act for the Company being required, with all instructions originated by the Administrative Agent directing disposition of the funds in the Designated Account. The Company, the Administrative Agent, and the Bank agree that the Bank will comply with instructions originated by the Administrative Agent directing the disposition of the funds in the Designated Account without further consent by the Company. The Bank shall also comply with instructions directing the disposition of funds in the Designated Accounts originated by the Company or its authorized representatives until such time as the Administrative Agent delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank.

Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Designated Account, the Bank hereby agrees that such security interest shall be subordinate to that of the Secured Parties. The funds deposited into any Designated Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the

Secured Parties (except that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Accounts shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Company with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Company will not enter into any other agreement with respect to any Designated Account, other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts, unless the Administrative Agent shall have received prior written notice thereof. The Bank and the Company will not enter into any other agreement with respect to control of the Designated Accounts without the prior written consent of the Administrative Agent acting in its sole discretion. In the event of any conflict with respect to “control” over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section	6. Certain Agreements.

(i) The Bank has furnished to the Administrative Agent and the Company the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. The Bank represents and warrants to the Administrative Agent that such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(ii) The Administrative Agent has delivered to the Bank a list, signed by an authorized representative (the “Authorized Representative”), of the officers of the Administrative Agent authorized to give approvals or instructions under this Control Agreement (including notices and other instructions under Section 8 hereof) and the Bank shall be entitled to rely on communications from such authorized officers until the earlier of (A) the termination of this Control Agreement in accordance with the terms hereof, (B) the notification by the Authorized Representative of a change and (C) the assignment of the rights of the Secured Parties in accordance with Section 11 hereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Administrative Agent and of the Company in the Designated Accounts, the Bank on the date hereof does not know of any claim to, or security interest in, any Designated Account or in any funds credited thereto and does not know of any claim that any Person other than the Administrative Agent has been given “control” of any Designated Account or any such funds. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process and any claim of “control”) against any funds in any Designated Account, the Bank will promptly notify the Administrative Agent and the Company thereof.

Section 8. Maintenance of Designated Accounts. In addition to, and not in lieu of, the obligation of the Bank agreed in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Administrative Agent delivers to the Bank a notice of sole control in substantially the form set forth in Exhibit A attached hereto (the “Notice of Sole Control”) with respect to any Designated Account, the Bank agrees that, after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Administrative Agent. Without limiting the generality of the first sentence of this paragraph, upon receipt of a Notice of Sole Control, the Bank shall follow all instructions given by an authorized officer of the Administrative Agent, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account to be made to the Administrative Agent.

(ii) Permitted Dispositions. Until such time as the Bank receives a Notice of Sole Control signed by the Administrative Agent with respect to a Designated Account, the Company, or any representative of the Company, may direct the Bank with respect to the transfer of the funds held in such Designated Account. Until such time as the Bank receives a Notice of Sole Control, the Company shall be entitled to write checks against amounts in each Designated Account, and make withdrawals, transfers, and other dispositions of the funds in each Designated Account.

(iii) Statements and Confirmations. The Bank will promptly send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account to the Company and the Administrative Agent at the addresses set forth in Section 11 hereof. The Bank will promptly provide to the Administrative Agent and to the Company, upon the Administrative Agent’s request therefor from time to time and in any event as of the last business day of each calendar month, a statement of the cash balance in each Designated Account.

Section 9. Representations, Warranties and Covenants of the Bank. The Bank hereby makes the following representations, warranties and covenants:

(i) The Designated Accounts have been established as set forth in Section 1 hereof and each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Administrative Agent.

(ii) The Bank is a “bank,” as such term is defined in the UCC.

(iii) This Control Agreement is the valid and legally binding obligation of the Bank.

(iv) The Bank has not entered into any agreement with any other Person pursuant to which it has agreed to comply with any orders or instructions with respect to any Designated Account. Until the termination of this Control Agreement, the Bank will not, without the written approval of the Administrative Agent, enter into any agreement with any Person pursuant to which it agrees to comply with any orders or instructions of such Person with respect to any Designated Account.

(v) The Bank has not entered into any other agreement with the Company or the Administrative Agent purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof.

Section 10. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 11. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Company:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Administrative Agent:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with a copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 12. Termination. The rights and powers granted herein to the Administrative Agent have been granted in order to perfect the security interests of the Secured Parties in the Designated Accounts, are powers coupled with an interest and will be affected neither by the bankruptcy of the Company nor by the lapse of time. The obligations of the Bank hereunder shall continue in effect until the termination of the security interests of the Secured Parties (including, without limitation, by virtue of the notice pursuant to Section 11 hereof) with respect to the Designated Accounts have been terminated and an Authorized Representative has notified the Bank of such termination in writing.

Section 13. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ ],

By:
Name:
Title:

[ ],
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Bank

By:
Name:
Title:

SCHEDULE 1

Designated Accounts

EXHIBIT A

Letterhead of UBS AG, Stamford Branch

[Date]

[Bank]

[Address]

Attention:

Re:	Notice of Sole Control

Ladies and Gentlemen:

As referenced in Section 8(i) of the Control Agreement Concerning Deposit Accounts dated as of                     , 2005, by and among BearingPoint, Inc. (the “Company”), us and you (the “Control Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Control Agreement) (a copy of which is attached) we hereby give you notice of our sole control over the Designated Account(s), account number(s):                                  (the “Specified Designated Accounts”). You are hereby instructed not to accept any direction or instructions with respect to the Specified Designated Accounts or any funds credited thereto from any Person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to the Company.

Very truly yours,

UBS AG, Stamford Branch, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

cc: BearingPoint, Inc.

EXHIBIT 5-B

[Form of]

CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [            ], by and among BEARINGPOINT, INC. (the “Company”), UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders and the Agents (the “Administrative Agent”), and [            ] (the “Bank”), is delivered pursuant to Section 3.4(b) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of July 19, 2005, made by the Company and each of the Guarantors listed on the signature pages thereto (together with the Company, the “Pledgors”), in favor of the Administrative Agent for the benefit of the Lenders and the Agents. This Control Agreement is for the purpose of perfecting the security interests of the Administrative Agent granted by the Company in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms that (i) the Bank has established for the Company and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such deposit account(s), collectively, the “Designated Accounts” and each a “Designated Account”) and (ii) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC. For avoidance of doubt, it is noted that the term “Designated Accounts” as used in any security agreement means both the Designated Accounts hereunder and the “Designated Accounts” in the comparable agreement entered into with respect to any other Pledgor.

Section 2. Control. The Administrative Agent shall at all times (i) have “control” (as defined in Section 9-104 of the UCC) of any Designated Account and (ii) be authorized to direct the Bank to comply, without further consent of the Company or any Person acting or purporting to act for the Company being required, with all instructions originated by the Administrative Agent directing disposition of the funds in the Designated Account. The Company, the Administrative Agent, and the Bank agree that the Bank will comply with instructions originated by the Administrative Agent directing the disposition of the funds in the Designated Account without further consent by the Company. The Company, the Administrative Agent, and the Bank further agree that the Bank shall not comply with any instructions directing the disposition of funds in the Designated Accounts originated by the Company or any of its representatives.

Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Designated Account, the Bank hereby agrees that such security interest shall be subordinate to that of the Secured Parties. The funds deposited into any Designated Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Secured Parties (except that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the routine maintenance and operation of the Designated

Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Accounts shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Company with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Company will not enter into any other agreement with respect to any Designated Account, other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts, unless the Administrative Agent shall have received prior written notice thereof. The Bank and the Company will not enter into any other agreement with respect to control of the Designated Accounts without the prior written consent of the Administrative Agent acting in its sole discretion. In the event of any conflict with respect to “control” over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section	6. Certain Agreements.

(i) The Bank has furnished to the Administrative Agent and the Company the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. The Bank represents and warrants to the Administrative Agent that such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(ii) The Administrative Agent has delivered to the Bank a list, signed by an authorized representative (the “Authorized Representative”), of the officers of the Administrative Agent authorized to give approvals or instructions under this Control Agreement (including notices and other instructions under Section 8 hereof) and the Bank shall be entitled to rely on communications from such authorized officers until the earlier of (A) the termination of this Control Agreement in accordance with the terms hereof, (B) the notification by the Authorized Representative of a change and (C) the assignment of the rights of the Secured Parties in accordance with Section 11 hereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Administrative Agent and of the Company in the Designated Accounts, the Bank on the date hereof does not know of any claim to, or security interest in, any Designated Account or in any funds credited thereto and does not know of any claim that any Person other than the Administrative Agent has been given “control” of any Designated Account or any such funds. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process and any claim of “control”) against any funds in any Designated Account, the Bank will promptly notify the Administrative Agent and the Company thereof.

Section 8. Maintenance of Designated Accounts. In addition to, and not in lieu of, the obligation of the Bank agreed in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) No later than 10:00 a.m. (Eastern time) on each Business Day, the Bank shall, automatically and without further direction, initiate a federal funds wire transfer of all available funds in the Designated Accounts, at the Company’s cost and expense, to the following account (or such other account as may be designed in writing by the Administrative Agent):

UBS AG, Stamford Branch

Stamford, Connecticut

ABA No. 026 007 993

Account No.

Attention:

Reference:

(ii) The Company shall have no authority to withdraw any amount from, draw upon, or otherwise exercise powers as a depositor or owner with respect to the Designated Accounts and the funds deposited therein.

(iii) The Bank will promptly send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account to the Company and the Administrative Agent at the addresses set forth in Section 11 hereof. The Bank will promptly provide to the Administrative Agent and to the Company, upon the Administrative Agent’s request therefor from time to time, a statement of the cash balance in each Designated Account.

Section 9. Representations, Warranties and Covenants of the Bank. The Bank hereby makes the following representations, warranties and covenants:

(i) The Designated Accounts have been established as set forth in Section 1 hereof and each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Administrative Agent.

(ii) The Bank is a “bank,” as such term is defined in the UCC.

(iii) This Control Agreement is the valid and legally binding obligation of the Bank.

(iv) The Bank has not entered into any agreement with any other Person pursuant to which it has agreed to comply with any orders or instructions with respect to any Designated Account. Until the termination of this Control Agreement, the Bank will not, without the written approval of the Administrative Agent, enter into any agreement with any Person pursuant to which it agrees to comply with any orders or instructions of such Person with respect to any Designated Account.

(v) The Bank has not entered into any other agreement with the Company or the Administrative Agent purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof.

Section 10. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 11. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Company:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Administrative
Agent:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with a copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 12. Termination. The rights and powers granted herein to the Administrative Agent have been granted in order to perfect the security interests of the Secured Parties in the Designated Accounts, are powers coupled with an interest and will be affected neither by the bankruptcy of the Company nor by the lapse of time. The obligations of the Bank hereunder shall continue in effect until the termination of the security interests of the Secured Parties (including, without limitation, by virtue of the notice pursuant to Section 11 hereof) with respect to the Designated Accounts have been terminated and an Authorized Representative has notified the Bank of such termination in writing.

Section 13. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[	],

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[	],
as Bank
By:
Name:
Title:

SCHEDULE 1

Designated Accounts

H-1

EXHIBIT I-1

[Form of]

OPINION OF COMPANY COUNSEL

See attached.

I-1-1

EXHIBIT J

[Form of]

INTERCOMPANY NOTE

New York, New York

July 19, 2005

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”) in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee. Interest shall be computed based upon the daily outstanding principal balances of each loan made by Payee to Payor on the basis of a 365-or-366 day year, as applicable, and actual days elapsed.

This note (this “Note”) is an Intercompany Note referred to in the Credit Agreement dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as swingline lender and administrative agent (in such capacity, “Administrative Agent”) for the Lenders, General Electric Capital Corporation, as collateral agent (“Collateral Agent”), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Borrower or a Guarantor to any Payee other than a Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) on account of this Note shall be made to the holders of Senior Indebtedness; (ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note without the consent of Administrative Agent; and (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

In the event that the Senior Indebtedness is refinanced or replaced, each Payee agrees that this Note shall be subordinated to such new Senior Indebtedness on substantially the same terms as in this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Notwithstanding any provision contained herein, the total liability of any Payor for payment of interest pursuant to this Note, including any other charges or other amounts, to the extent such charges and other amounts are deemed to be interest, shall not exceed the maximum amount of such interest permitted by applicable law to be charged, collected, or received from such Payor (the “Maximum Rate”). If any payments by any Payor for the account of any Payee include interest in excess of the Maximum Rate, such Payee shall apply such excess to the reduction of the unpaid principal amount owing by such Payor or, if none is due, such excess shall be returned to such Payor.

The provisions of this Note shall be binding upon and shall inure to the benefit to the successors and assigns of each Payee and each Payor.

IN WITNESS WHEREOF, this Note has been duly executed and delivered by the undersigned as of the date first indicated above.

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC

By:	BEARINGPOINT, INC., as managing member

By:
Name:
Title:

BEARINGPOINT AMERICAS, INC.
BEARINGPOINT GLOBAL, INC.
BEARINGPOINT GLOBAL OPERATIONS, INC.
BEARINGPOINT INTERNATIONAL I, INC.
BEARINGPOINT USA, INC.
METRIUS, INC.
OAD ACQUISITION CORP.
OAD GROUP, INC.
PEATMARWICK, INC.
SOFTLINE ACQUISITION CORP.
SOFTLINE CONSULTING & INTEGRATORS, INC.

By:
Name:
Title:

BEARINGPOINT BG, LLC

By:	BEARINGPOINT GLOBAL OPERATIONS, INC.,
as managing member

By:
Name:
Title:

BEARINGPOINT ENTERPRISE HOLDINGS, LLC
BEARINGPOINT ISRAEL, LLC
BEARINGPOINT RUSSIA, LLC
BEARINGPOINT SOUTH PACIFIC, LLC
BEARINGPOINT SOUTHEAST ASIA, LLC
BEARINGPOINT TECHNOLOGY PROCUREMENT SERVICES, LLC
I2 MID ATLANTIC LLC
I2 NORTHWEST LLC
PELOTON HOLDINGS, L.L.C.

By:	BEARINGPOINT, LLC, as managing member

	By:	BEARINGPOINT, INC., as managing member

By:
Name:
Title:

BEARINGPOINT PUERTO RICO, LLC

By:	BEARINGPOINT AMERICAS, INC.,
as managing member

By:
Name:
Title:

BEARINGPOINT GUAM L.L.C.

By:
Name:
Title:	Authorized Person

EXHIBIT K

[Form of]

SOLVENCY CERTIFICATE

I, [            ], a Financial Officer of BEARINGPOINT, INC. and BEARINGPOINT, LLC (in such capacity and not in my individual capacity), does hereby certify that:

1. This Certificate is furnished pursuant to Section 4.01(i) of the Credit Agreement, (as in effect on the date of this Certificate) the capitalized terms defined therein being used herein as therein defined) dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender and General Electric Capital Corporation, as collateral agent (“Collateral Agent”) and the other agents from time to time party thereto.

2. Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of BearingPoint, individually, and the Loan Parties on a consolidated basis with their Subsidiaries exceeds its or their, as applicable, debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of BearingPoint, individually, and the Loan Parties on a consolidated basis with their Subsidiaries is greater than the amount that will be required to pay the probable liability of its or their, as applicable, debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) BearingPoint, individually, and the Loan Parties on a consolidated basis with their Subsidiaries are able to pay its or their, as applicable, debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) BearingPoint, individually, and the Loan Parties on a consolidated basis with their Subsidiaries do not have unreasonably small capital with which to conduct the business in which it or they, as applicable, are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

[Signature Page Follows]

K-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this      day of              2005.

BEARINGPOINT, INC.

By:
Name:
Title:	[Financial Officer]

BEARINGPOINT, LLC

By:	BEARINGPOINT, INC., as managing member

By:
Name:
Title:	[Financial Officer]

K-2

EXHIBIT L

[Form of]

BORROWING BASE CERTIFICATE

Date:                     , 200

This Borrowing Base Certificate is given by BearingPoint, Inc. and BearingPoint, LLC (“Borrowers”), pursuant to that certain Credit Agreement, dated as of July 19, 2005, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrowers, the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS Securities LLC, as lead arranger, UBS AG, Stamford Branch, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, UBS Loan Finance LLC as Swingline Lender, and General Electric Capital Corporation, as collateral agent (“Collateral Agent”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Borrowing Base Certificate on behalf of Borrowers. By executing this Borrowing Base Certificate, Borrowers hereby represent and warrant to the Administrative Agent, Collateral Agent and Lenders that:

(a)	Attached hereto as Schedule 1 is a calculation of the Borrowing Base as of the above date; and

(b)	The calculation of the Borrowing Base as set forth on the attached Schedule 1 is true, correct and complete.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrowers has caused this Certificate to be executed this      day of                 ,         .

BEARINGPOINT, INC.

By:
Name:
Title:

BEARINGPOINT, LLC

By: BEARINGPOINT, INC., as managing member

By:
Name:
Title:

[Note: Schedule to be attached.]